UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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II-VI INCORPORATED

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 3, 2017

September 15, 2017

Dear Shareholder:

This year, II-VI will change the format of our annual shareholder event. In the past, we held shareholder-focused presentations in conjunction with our Annual Meetings of Shareholders. This year, our event will consist solely of the formal business portion of the Annual Meeting of Shareholders. This year’s Annual Meeting will be webcast form and physically held in a conference room at the Marriott Pittsburgh North on November 3, 2017 at 3:00 pm. No refreshments will be served.

If you plan to attend the Annual Meeting in person, it is important that you mark the appropriate box on the accompanying proxy card so we can know how many people to accommodate. We encourage you to take advantage of the opportunity we are providing for the first time this year by webcasting our Annual Meeting for your convenience.

We expect the formal business of the Annual Meeting to consist of the election of directors, a non-binding advisory vote on executive compensation, a non-binding advisory vote on the frequency of future shareholder advisory votes on executive compensation, the ratification of the appointment of our independent registered public accounting firm, and any other business that validly arises at the Annual Meeting.

It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend or participate virtually by means of the webcast. To ensure that you will be represented, we ask that you vote your shares as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in II-VI Incorporated.

Sincerely,

VINCENT D. MATTERA, JR., PHD

President and Chief Executive Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 3, 2017

DATE AND TIME: Friday, November 3, 2017, at 3:00 p.m. local time

PLACE: Via webcast at www.virtualshareholdermeeting.com/IIVI2017. In person at the Pittsburgh Marriott North, 100 Corporate Woods Drive, Cranberry, PA 16066.

VOTING

Shareholders are asked to vote on the following items at the Annual Meeting:

1.	Election of two (2) Class Three directors, both for a three-year term to expire in 2020.

2.	A non-binding advisory vote to approve compensation paid to our named executive officers in fiscal year 2017, as disclosed in this proxy statement.

3.	A non-binding advisory vote on the frequency of future non-binding advisory shareholder votes on the Company’s executive compensation.

4.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.

5.	Any other matters that properly come before the Annual Meeting.

RECORD DATE

Shareholders of record at the close of business on September 1, 2017, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponements of the meeting.

AVAILABILITY OF MATERIALS

We are furnishing proxy materials to shareholders that hold shares through a broker, bank or other nominee (commonly referred to as held in “street name”), via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail from your broker, bank or other nominee, you will not receive a printed copy of the proxy materials unless you request one. The Notice instructs you how to access and review all of the important information contained in the proxy materials over the Internet. The Notice also provides instructions for submitting your proxy over the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting materials included in the Notice. Shareholders of record will automatically receive a printed set of proxy materials, including a proxy card.

This Proxy Statement and Proxy Card will first be made available to shareholders on or about September 15, 2017.

By Order of the Board

JO ANNE SCHWENDINGER, Secretary

September 15, 2017

YOUR VOTE IS IMPORTANT. WE URGE YOU TO CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OR

PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU DID NOT RECEIVE A PAPER PROXY CARD, YOU MAY

REQUEST ONE TO VOTE BY MAIL IF YOU PREFER.

PAGE	ITEM
Preceding	Notice of Annual Meeting of Shareholders
1	Introduction
5	Matters of Business, Votes Needed and Recommendations of the Board
6	PROPOSAL ONE – ELECTION OF DIRECTORS
8	Class Three Directors Standing for Election
9	Continuing Directors
11	Meetings and Standing Committees of the Board
12	Director Independence and Corporate Governance Policies
16	Director Compensation in Fiscal Year 2017
17	Director Compensation Structure for Fiscal Year 2017
19	Security Ownership of Certain Beneficial Owners and Management
21	Executive Officers
22	Executive Compensation
22	Compensation Discussion and Analysis
22	Message from the Compensation Committee
24	Alignment of Executive Pay and Company Performance
25	Compensation Philosophy and Objectives
26	Summary of Pay Elements and Mix of Variable and Fixed Compensation
28	Pay for Performance
29	Elements of Compensation
29	Base Salary
29	Cash Incentives
32	Equity Incentives
36	Process for Setting Compensation for Fiscal Year 2017
38	Fiscal Year 2017 Timeline
40	Compensation and Risk
41	Additional Information
43	Compensation Committee Report
44	Summary Compensation Table
46	Grants of Plan-Based Awards Table
48	Outstanding Equity Awards at Fiscal Year End
50	Option Exercises and Stock Vested in Fiscal Year 2017
51	Non-Qualified Deferred Compensation Fiscal Year 2017
52	Equity Compensation Plan Information
53	Potential Payments on Change in Control and Employment Termination
59	PROPOSAL TWO – Non-Binding Advisory Vote to Approve the Company’s 2017 Named Executive Officer Compensation, as Disclosed in This Proxy Statement
60	PROPOSAL THREE – Non-Binding Advisory Vote on the Frequency of Future Non-Binding Advisory Shareholder Votes on the Company’s Executive Compensation
61	Report of the Audit Committee
62	PROPOSAL FOUR – Ratification of Selection of Independent Registered Public Accounting Firm
63	Other Information

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Proxy Statement for the

Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 3, 2017

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of II-VI Incorporated, a Pennsylvania corporation (the “Company”), for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on November 3, 2017 at 3:00 p.m. local time, or any rescheduled date.

A webcast of the Annual Meeting will be available only to shareholders at www.virtualshareholder meeting.com/IIVI2017. You will need your control number included on your proxy card or Notice to access the webcast. The physical location of the Annual Meeting will be the Pittsburgh Marriott North, 100 Corporate Woods Drive, Cranberry, PA 16066. Please see the Company’s website at www.ii-vi.com/investor/investors.html for further information about participating in the Annual Meeting. These proxy materials were first made available on or about September 15, 2017, to shareholders as of the record date for the Annual Meeting, September 1, 2017 (the “Record Date”).

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

Shareholders will act on the matters outlined on the cover page of this proxy statement. We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion.

WHO MAY VOTE AT THE ANNUAL MEETING?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business on the Record Date. As of the Record Date, 62,864,134 shares of Company common stock, no par value (“Common Stock”), were issued and outstanding.

WHAT ARE THE VOTING RIGHTS OF HOLDERS OF II-VI COMMON STOCK?

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders, including the election of directors. Shareholders do not have cumulative voting rights.

WHO CAN ATTEND THE ANNUAL MEETING?

All shareholders may attend the Annual Meeting virtually via the Internet or in person.

To attend virtually, log on to www.virtualshareholder meeting.com/IIVI2017. While all shareholders will be permitted to listen online to the Annual Meeting, only shareholders of record and beneficial owners as of the close of business on the Record Date may vote and ask questions during the Annual Meeting. To vote or submit a question during the Annual Meeting if you are participating virtually, you will need to follow the instructions posted at www.virtual shareholdermeeting.com/IIVI2017. You will need the control number included on your proxy card or Notice. Broadridge Financial Solutions, Inc. is hosting the webcast of the Annual Meeting and, on the date of the Annual Meeting, will be available via telephone at 1-855-449-0991 toll free (or at 1-720-378-5962 for international calls) to answer your questions regarding how to attend and participate in the Annual Meeting virtually via the Internet.

If you are a shareholder of record and plan to attend the Annual Meeting in person, please mark

2017 Notice of Meeting and Proxy Statement	1

the appropriate box on the proxy card, so we can know how many people to accommodate, or enter the appropriate information when voting by telephone or Internet prior to the Annual Meeting. If your shares are held through an intermediary, such as a broker or a bank, you will need to present proof of your ownership as of the Record Date for admission to the Annual Meeting location. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement. All in-person attendees will need to present valid photo identification for admission to the Annual Meeting location. Recording devices and other electronic devices will not be permitted during the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Our bylaws provide that shareholders holding a majority of the shares of common stock issued, outstanding and entitled to vote on the Record Date constitute a quorum at the Annual Meeting. The presence in person or by proxy of holders representing at least 31,432,067 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes (explained below) will be included in the calculation of the number of votes considered to establish a quorum. If there is no quorum, the holders of a majority of shares present at the meeting may adjourn the Annual Meeting to another date.

2	2017 Notice of Meeting and Proxy Statement

How Do I Vote?

Whether or not you plan to attend the Annual Meeting in person or to participate in the webcast of the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If entitled to vote, you may vote:

✓	Through your broker: If your shares are held through a broker, bank or other nominee (commonly referred to as held in “street name”), you will receive instructions from them that you must follow to have your shares voted. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any matter that your broker, bank or other nominee does not have discretionary authority to vote on.

✓	Returning a Proxy Card: If you receive a proxy card, sign and date the proxy card, then return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct. If you return a signed proxy card that does not direct how to vote on any proposal, the designated proxies will vote in their discretion on that proposal.

✓	Using the Telephone: Dial toll-free at 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the control number from your proxy card or voting instruction form.

✓	Through the Internet: Go to www.proxyvote.com and follow the instructions provided. You will be asked for the control number from the proxy card or voting instruction form provided to you.

✓	Virtually During the Annual Meeting: You may vote virtually via the Internet. Please follow the instructions for attending and voting virtually posted at www.virtualshareholdermeeting.com/IIVI2017. All votes must be received before the polls close during the Annual Meeting.

✓	In Person: If you attend the Annual Meeting in person and so request, we will give you a ballot at the time of voting. If you have previously submitted a proxy card and intend to vote in person, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the Annual Meeting.

HOW DO I REQUEST PAPER COPIES OF THE PROXY MATERIALS?

Please refer to the Notice for the ways in which you may request a paper copy of the proxy statement and accompanying proxy card.

CAN I CHANGE OR REVOKE MY VOTE AFTER I VOTE ONLINE OR RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change or revoke your vote at any time before the proxy is exercised. You may (i) deliver a notice of revocation or delivering a later-dated proxy to the Company’s Secretary at II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056; (ii) submit another vote over the Internet or by telephone; or (iii) vote in person at the Annual Meeting or virtually via the Internet during the Annual Meeting. Neither your attendance in-person or your participation in the webcast of the Annual Meeting will automatically revoke a previously submitted proxy. A shareholder’s last vote is the vote that will be counted.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD?

Unless you give other instructions when you vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. These recommendations are set forth in the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of Class Three Directors for terms expiring in 2020 (see Proposal 1);

•	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2);

•	For a ONE-YEAR frequency of non-binding advisory votes to approve the compensation of our named executive officers, in a non-binding advisory vote (see Proposal 3); and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 (see Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

For each of the matters to be voted on at the Annual Meeting, abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in determining the number of votes necessary for

2017 Notice of Meeting and Proxy Statement	3

approval. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because it did not receive instructions from the beneficial owner. A nominee may have discretionary authority to vote on Proposal 4 but will not be permitted to vote a beneficial owner’s shares on Proposals 1 through 3 absent having instructions from the beneficial owner.

Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, since they are not considered to be “votes cast”. Abstentions have the effect of a vote “AGAINST” with respect to Proposals 2 through 4, while broker non-votes have no effect.

4	2017 Notice of Meeting and Proxy Statement

MATTERS OF BUSINESS, VOTES NEEDED AND

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

	For More Information	Board Recommended
Proposal 1 – Election of Directors	Page 6	✓ For Both
Each outstanding share of our Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are two directors nominated for election to Class Three of our Board at the Annual Meeting: Joseph J. Corasanti and William A. Schromm. A nominee will be elected to the Board if the number of votes cast for the nominee at the Annual Meeting by the shareholders entitled to vote in the election exceeds the number of votes cast against such nominee’s election, subject to the Company’s policy described under “Proposal 1 – Election of Directors – Director Conditional Resignation Policy.” Abstentions and broker non-votes have no effect on this matter. The Board recommends that you vote FOR the election of each of the Board’s nominees for director.		Nominees

Proposal 2 – Non-binding advisory vote to approve compensation paid to named executive officers in fiscal year 2017	Page 59	✓ For
The affirmative vote of a majority of the shares entitled to vote that are cast in person or represented by proxy at the Annual Meeting is required to approve on a non-binding advisory basis the compensation of our named executive officers for fiscal year 2017, as disclosed in these proxy materials. Abstentions have the effect of an “AGAINST” vote, and broker non-votes have no effect. Because this is an advisory vote, it will not be binding on the Company or the Board. However, the Compensation Committee will consider the voting results, among other factors, when making future decisions regarding executive compensation. The Board recommends that you vote FOR the resolution approving the Company’s fiscal year 2017 named executive officer compensation, as disclosed in these proxy materials.

Proposal 3 – Non-binding advisory vote on the frequency of future non-binding advisory votes on the Company’s executive compensation	Page 60	✓ One Year

The frequency option that receives the highest number of votes cast is the option that will be deemed approved by the shareholders on an advisory basis.

The Board recommends that you vote to conduct future advisory votes on executive compensation every ONE YEAR.

Proposal 4 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018	Page 62	✓ For
The affirmative vote of a majority of the shares entitled to vote that are cast in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP to audit the Company’s financial statements for fiscal year 2018. Abstentions have the effect of an “AGAINST” vote, and broker non-votes have no effect. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but, if the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will reconsider the appointment. The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.

2017 Notice of Meeting and Proxy Statement	5

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is divided into three classes, each consisting of as nearly an equal number of directors as practicable. At present, the Board consists of seven members, with two directors in Classes Two and Three and three directors in Class One.

The current term of our Class Three Directors expires at the Annual Meeting. Accordingly, two directors have been nominated for election to Class Three positions, for a term of three years or until such time as their respective successors are elected and qualified, or until his earlier death, resignation or removal. Any Board vacancy may be filled by the remaining directors then in office, and any director so elected will serve for the predecessor’s remaining term, or until his or her earlier death, resignation or removal.

The persons named as proxies for this Annual Meeting were selected by the Board and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by validly submitted proxies as follows:

•	FOR the election of Joseph J. Corasanti, who has served as a director of the Company since 2002; and

•	FOR the election of William A. Schromm, who has served as a director of the Company since 2015.

Each of the nominees has consented to serve if elected. However, if either of them is unable or unwilling to serve as a director, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for any such substitute nominee proposed by the Board.

DIRECTOR CONDITIONAL RESIGNATION POLICY

Each incumbent director nominee has submitted an irrevocable conditional resignation in the event the nominee receives a greater number of votes “AGAINST” than votes “FOR” such person’s election. If this occurs, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the resignation previously tendered by such director or if other action should be taken. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation, as well as the underlying rationale, within 90 days from the date of the certification of the election results. The incumbent director will remain as a member of the Board during this process.

INFORMATION REGARDING THE COMPANY’S BOARD

The professional and personal experience, qualifications, attributes and skills of each of the director nominees are described below, and reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship demonstrated by the nominees make them exceptional candidates for these positions.

6	2017 Notice of Meeting and Proxy Statement

Name	Class	Expiration of Term	Age	Director Since	Position(s) With II-VI	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Subsidiary Committee
NON-EMPLOYEE DIRECTORS:
Marc Y.E. Pelaez	One	2018	71	2002	Lead Independent Director		Member	Chair	Member
Howard H. Xia	One	2018	56	2011	Director	Member		Member	Chair
Shaker Sadasivam	Two	2019	57	2016	Director	Member		Member
Francis J. Kramer	Two	2019	68	1989	Chairman of the Board				Member
Joseph J. Corasanti	Three	2017	53	2002	Director	Chair	Chair(1)	Member	Member
William A. Schromm	Three	2017	59	2015	Director	Member	Member
EMPLOYEE DIRECTOR:
Vincent D. Mattera, Jr.	One	2018	61	2012	President and Chief Executive Officer, Director

(1)	Mr. Corasanti is currently serving as Chair on an interim basis.

2017 Notice of Meeting and Proxy Statement	7

CLASS THREE DIRECTORS STANDING FOR ELECTION

Joseph J. Corasanti. Mr. Corasanti presently serves as a member of the Board of Directors and chairperson of the Audit Committee for SRC, Inc., a non-profit research and development company advancing technologies in the areas of defense, environment and intelligence. From 2006 to July 2014, Mr. Corasanti served as President and Chief Executive Officer of CONMED Corporation, a publicly traded medical technology company (NASDAQ: CNMD). From 1999 to 2006, he served as President and Chief Operating Officer of CONMED. From 1998 to 1999, he was Executive Vice President/General Manager of CONMED. Prior to that, he served as General Counsel and Vice President-Legal Affairs for CONMED, from 1993 to 1998. From 1990 to 1993, he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He served as a director of CONMED from 1994 to 2014. Mr. Corasanti’s past executive positions and his prior public company board experience have provided him with leadership skills and experience in a variety of matters that he contributes to our Board. His experience and skill set, including his legal background and acquisition experience, are valuable to our Board.

William A. Schromm. Mr. Schromm has served in various roles at ON Semiconductor Corporation (NASDAQ: ON), a leading manufacturer of energy-efficient, low-cost, high-volume analog, logic and discrete semiconductors, which was separated from Motorola in 1999. At ON Semiconductor, Mr. Schromm has served as Executive Vice President and Chief Operating Officer since 2014. Prior to that time, he served as Senior Vice President, Operating Systems and Technology from 2012 to 2014, and as Senior Vice President, General Manager, Computing and Consumer Products from 2006 to 2012. Prior to joining ON Semiconductor, he worked for 19 years at Motorola in various roles, including Process Engineer, Product Manager, Operations Manager and Marketing Director. He brings extensive engineering, management and marketing experience to our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A CLASS THREE DIRECTOR.

8	2017 Notice of Meeting and Proxy Statement

CONTINUING DIRECTORS

EXISTING CLASS ONE DIRECTORS WHOSE TERMS EXPIRE IN 2018

Marc Y.E. Pelaez. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez is currently a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996, Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy (Research, Development, and Acquisition) from 1990 to 1993. From 1968 to 1990, he held numerous positions, including command assignments, in the United States Navy. He is a graduate of the United States Naval Academy. Rear Admiral Pelaez has a broad background and understanding of technology and technology development, a seasoned knowledge of military procurement practices, and management leadership and consulting skills developed throughout his military and civilian careers.

Howard H. Xia. Dr. Xia currently serves as a consultant to the telecommunications industry. Dr. Xia served as General Manager of Vodafone China Limited, a wholly-owned subsidiary of Vodafone Group Plc, a publicly traded telecommunications company (NASDAQ: VOD), from 2001 to 2014. From 1994 to 2001, he served as a Director-Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications, Inc. He served as a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994 and was a Senior Engineer at PacTel Cellular from 1990 to 1992. Dr. Xia holds a B.S. in Physics from South China Normal University and an M.S. in Physics and Electrical Engineering and a Ph.D. in Electrophysics from Polytechnic School of Engineering of New York University. Dr. Xia’s extensive knowledge of and experience in the telecommunications industry, his knowledge of international business, including with China, and strong leadership skills make him a valuable member of our Board of Directors. In particular, his experience and knowledge of telecommunications in Asia contribute to the Board’s breadth of knowledge in this area.

Vincent D. Mattera, Jr. Dr. Mattera initially served as a member of the II-VI Board of Directors from 2000-2002. Dr. Mattera joined the company as Vice President in 2004 and served as Executive Vice President from January of 2010 to November of 2013, when he became the Chief Operating Officer. In November of 2014, Dr. Mattera became the President and Chief Operating Officer, and was reappointed to the Board of Directors. In November of 2015, he became the President of II-VI. In September of 2016, Dr. Mattera became the Company’s third President and Chief Executive Officer in 45 years. During his career at II-VI he has assumed successively broader management roles, including as a lead architect of the company’s diversification strategy. He has provided vision, energy and dispatch to the company’s growth initiatives including overseeing the acquisition-related integration activities in the US, Europe, and Asia-especially in China-thereby establishing additional platforms. These have contributed to a new positioning of the company into large and transformative global growth markets while increasing considerably the global reach of the company, deepening the technology and IP portfolio, broadening the product roadmap and customer base, and increasing the potential of II-VI.

Prior to joining II-VI as an executive, Dr. Mattera had a continuous 20 year career in the Optoelectronic Device Division of AT&T Bell Laboratories, Lucent Technologies and Agere Systems during which he led the development and manufacturing of semiconductor laser based materials and devices for optical and data communications networks. Dr. Mattera has 34 years of leadership experience in the compound semiconductor materials and device technology, operations and markets that are core to II-VI’s business and strategy. Dr. Mattera holds a B.S. in chemistry from the University of Rhode Island (1979), and a Ph.D. degree in chemistry from Brown University (1984). He completed the Stanford University Executive Program (1996). His 14 year tenure at II-VI underpins a valuable historical knowledge about the Company’s operational and strategic issues. We believe that Dr. Mattera’s expertise and experience qualifies him to provide the board with continuity and a unique perspective about on the Company.

2017 Notice of Meeting and Proxy Statement	9

CONTINUING DIRECTORS

EXISTING CLASS TWO DIRECTORS WHOSE TERMS EXPIRE IN 2019

Francis J. Kramer. Mr. Kramer joined the Company in 1983 and served as its President from 1985 to 2014, its Chief Executive Officer from 2007, and its Chairman and CEO from 2014 to 2016. He now serves as the Company’s Chairman of the Board of Directors. Mr. Kramer holds a B.S. degree in Industrial Engineering from the University of Pittsburgh and an M.S. degree in Industrial Administration from Purdue University. Mr. Kramer had served as director of Barnes Group Inc., a publicly traded aerospace and industrial manufacturing company (NYSE: B), from 2012 to 2016. Mr. Kramer provides our Board and the Company with guidance on our growth strategy, in particular on the profitable execution of the strategy to achieve sustainable competitive advantage. He contributes considerable business development experience. He also has significant operations experience that is relevant to the Company’s strategy.

Shaker Sadasivam. Dr. Sadasivam is the CEO of Andamijo LLC, a private investment fund focused on start up companies. In 2016, Dr. Sadasivam retired as President and Chief Executive Officer of SunEdison Semiconductor Limited (NASDAQ: SEMI), a leading manufacturer of advanced semiconductors for electronics, a position he had held since December 2013. From 2009 to December 2013, he served as Executive Vice President and President – Semiconductor Materials of SunEdison, Inc. (a predecessor to SunEdison Semiconductor formerly known as MEMC Electronic Materials, Inc.). From 2002 to 2009, Dr. Sadasivam served as Senior Vice President, Research and Development, of SunEdison, Inc. Dr. Sadasivam holds a B.S. and M.S. in Chemical Engineering from the University of Madras and the Indian Institute of Technology, an M.B.A from Olin School of Business and a Ph.D. in Chemical Engineering from Clarkson University. Dr. Sadasivam brings to the Board his extensive experience related to the semiconductor industry and insight into areas including operations, product development and engineering management.

10	2017 Notice of Meeting and Proxy Statement

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board held four (4) regularly scheduled meetings, and two (2) special meetings during fiscal year 2017. Each scheduled quarterly meeting occurred over a two-day period. In fiscal year 2017, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings for the committees of which he or she was a member. The Board and committees of the Board have the authority to hire independent advisors to help fulfill their respective duties.

The Board of Directors has four standing committees: Audit; Compensation; Corporate Governance and Nominating; and Subsidiary. All Committees have written charters that may be found on the Company’s website at www.ii-vi.com/investor/investors.html.

Committee and Members	Primary Committee Functions	Number of Meetings in Fiscal Year 2017

Audit:

Joseph J. Corasanti (Chair)* Shaker Sadasivam* William A. Schromm Howard H. Xia *Qualifies as a “financial expert,” as defined by the Securities and Exchange Commission

–  Oversees the Company’s discharge of its financial reporting obligations

–  Monitors the Company’s relationship with its independent public accounting firm

–  Monitors performance of the Company’s business plan

–  Reviews the internal accounting methods and procedures

–  Reviews certain financial strategies

–  Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters

–  Periodically reviews the Company’s risk assessment approach and activities undertaken by management

		4

Compensation:

Joseph J. Corasanti (Interim Chair) Marc Y.E. Pelaez William A. Schromm	– Recommends and oversees compensation of the Company’s directors and executive officers – Administers and interprets the Company’s equity and incentive plans – Establishes terms and conditions of equity awards – Further information regarding the functions of the Compensation Committee is provided in the Compensation Discussion and Analysis section on page 22	7

Corporate Governance and Nominating:

Marc Y.E. Pelaez (Chair) Joseph J. Corasanti Shaker Sadasivam Howard H. Xia	– Develops and implements policies and processes regarding corporate governance matters – Assesses Board membership needs and makes recommendations regarding potential director candidates to the Board of Directors Reviews succession plans for CEO and other senior executives of the Company	5

Subsidiary:

Howard H. Xia (Chair) Joseph J. Corasanti Francis J. Kramer Marc Y. E. Pelaez	– Oversees the activities of the Company’s operating subsidiaries, as directed from time to time by the Board of Directors – Attends selected quarterly meetings of the Company’s operating subsidiaries and reports to the Board on material developments and risks – Focuses on risks related to operations, markets, customers and technology	4

2017 Notice of Meeting and Proxy Statement	11

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE POLICIES

The Rules of the NASDAQ Stock Market require that a majority of the Company’s Board be Independent Directors (as defined in the Rules). Our Corporate Governance Guidelines further provide that a substantial majority of the members of the Company’s Board must qualify as independent. The Board has determined that all of the continuing directors or nominees for election as director are independent within the meaning of the NASDAQ Rules, other than Mr. Kramer and Dr. Mattera. In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company to determine whether any director has a material relationship with the Company. The Board considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances from both the standpoint of the director in his or her individual capacity and from the standpoint of the director’s relatives and other affiliations.

NOMINATION OF CANDIDATES FOR DIRECTOR

The Company will consider director candidates from several sources, including existing directors, members of the Company’s management team, shareholders, and third-party search firms. The Company’s current bylaws describe the procedures by which shareholders may recommend candidates for election to the Board. In general, such nominations must be made by a shareholder in good standing, be in writing and be received by our Chairman of the Board no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, before the anniversary date of the mailing date of the Company’s proxy statement in connection with the previous year’s annual meeting. In addition, nominations must include certain information regarding both the nominating shareholder and the director nominee, including, without limitation, their relationship to each other; any understanding between them regarding the nomination; the shares owned by the nominating shareholder; and other information concerning the proposing shareholder and/or nominee that is required for inclusion in a proxy statement filed with the SEC. Further, to be eligible for election as a director of the Company, the nominee must deliver within the timeframe noted above a written questionnaire detailing his or her background and qualifications and a written representation and agreement as set forth in the Company’s bylaws. The form for this representation and agreement will be provided by the Secretary of the Company upon written request.

The Corporate Governance and Nominating Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board, including those factors set forth in the Company’s Corporate Governance and Nominating Committee Charter. In general, candidates nominated for election to the Board should possess the following qualifications:

•	High personal and professional integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise useful to the Company in relevant disciplines, particularly in financial, commercial, governmental, international, technical or scientific disciplines, and complementary to the experience of our other directors;

•	Willingness to devote the time necessary to carry out the duties and responsibilities of a director;

•	Commitment to serve on the Board over several terms to develop critical Company knowledge; and

•	Willingness to represent the best interests of all shareholders and objectively appraise Company performance.

Potential candidates are initially screened and interviewed by the Corporate Governance and Nominating Committee and/or a third party search firm.

Although the Board does not have a formal diversity policy, the Corporate Governance and

12	2017 Notice of Meeting and Proxy Statement

Nominating Committee’s practice is to review the skills and attributes of individual Board members and candidates for the Board within the context of the current make-up of the full Board, to ensure that the Board as a whole is composed of individuals who, when combined, provide a diverse portfolio of experience, knowledge, talents and perspectives that will serve the Company’s governance and strategic needs. Candidates are also evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields, as well as a global business perspective and commitment to corporate citizenship. All members of the Board may interview the final candidates. The same evaluation procedures apply to all candidates for nomination, including candidates submitted by shareholders.

SIZE OF THE BOARD

As provided in the Company’s bylaws, the Board is composed of no less than five and no more than eleven members, with the exact number determined by the Board based on its current composition and requirements. At present, the Board consists of seven members.

BOARD STRUCTURE AND LEAD INDEPENDENT DIRECTOR

As part of the Board’s ongoing succession planning and leadership transition processes, the Board separated the roles of Chairman and CEO as of September 1, 2016, so as to enhance the stability of leadership and provide continued decisive leadership and seamless operation of the Company. Accordingly, Francis J. Kramer currently serves as Chairman, and Vincent D. Mattera, Jr. currently serves as President and CEO.

Regardless of whether the roles of Chairman and CEO are combined or remain separated in the future, the Company intends to retain the position of Lead Independent Director, which is currently held by Mr. Pelaez. The primary responsibilities of the Lead Independent Director include:

•	Chairing executive sessions of the independent directors conducted at each Board meeting;

•	Supporting the Chairman in the setting of Board agendas, based on director input;
•	Chairing meetings of the Board in the Chairman’s absence; and

•	Carrying out other duties as requested by the Corporate Governance and Nominating Committee and the Board of Directors.

BOARD’S ROLE IN THE OVERSIGHT OF RISK MANAGEMENT

The Audit Committee has been designated to take the lead in overseeing the Company’s risk management at the Board level. The Audit Committee schedules time for periodic review of risk assessment and activities being undertaken by management throughout the year as part of its duties. The Audit Committee receives reports from Company management, internal audit, and other advisors, and strives to provide serious and thoughtful attention to the Company’s risk management processes and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures that respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reviewed with the full Board, and feedback is sought from each director as to the most significant risks that the Company faces. Risk management is also reviewed and assessed by the Subsidiary Committee of the Board. Risks identified by the Subsidiary Committee are brought to the attention of the full Board.

In addition to the compliance program, the Board encourages management to promote a corporate culture that understands the importance of risk management and to incorporate it into the corporate strategy and day-to-day operations of the Company. The Company’s risk management approach also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

COMMUNICATION WITH DIRECTORS

Shareholders wishing to communicate with the Board may send written communications addressed to the Lead Independent Director, or to any member of the Board individually, in care of II-VI Incorporated, 375 Saxonburg Boulevard,

2017 Notice of Meeting and Proxy Statement	13

Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received by the Company at this address will be delivered or forwarded to the individual director as soon as practicable, except for advertisements, solicitations or other matters unrelated to the Company. The Company will forward all communications received from its shareholders that are simply addressed to the Board to the chair of the applicable Board committee whose function is most closely related to the subject matter of the communication.

DIRECTOR MANDATORY SERVICE CONCLUSION AND SUCCESSION PLANNING

The Board has instituted a policy for directors, as set forth in the Company’s Corporate Governance Guidelines. Under this policy, directors must voluntarily separate from the Board after the last regularly scheduled Board meeting prior to reaching the age of 75. The Board has undertaken a succession planning process to proactively address future openings from the Board. As part of this process, the Corporate Governance and Nominating Committee expects to evaluate new director candidates in the 2018 fiscal year using the criteria described in the “Nomination of Candidates for Director” section of this Proxy Statement under the heading “Director Independence and Corporate Governance Policies.” Our policy and the Board’s succession planning strategies over the next several years are expected to lead to a reduction in the average tenure of our directors.

DIRECTOR OWNERSHIP REQUIREMENTS

In August 2014, the Board revised its existing share ownership guidelines. As revised, the minimum beneficial share ownership amount for members of the Board is a number of shares having a current value of $150,000, which represents approximately three times the current annual Board cash retainer. A new Board member will have three years from the date of joining the Board to comply with this ownership requirement. In the event of non-compliance, the Board will consider measures appropriate to the circumstances.

STANDING BOARD LIMITS

Board members are limited to serving on a maximum of four public company boards, including the Company. No director currently serves on more than three public company boards.

CHANGE IN DIRECTOR OCCUPATION

Under the Company’s Governance Guidelines, when a director’s principal occupation or business association changes substantially during his/her tenure, the director must tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee then will recommend to the Board any action needed regarding the proposed resignation. Each director is limited to one employee director role.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

Executive sessions of non-employee directors are held regularly, with the Lead Independent Director presiding.

DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

Directors are expected to attend the Annual Meeting. All directors attended last year’s Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has approved and adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Leaders. Designated senior leaders are required to sign the Code of Business Conduct and Ethics every year. These documents are available on the Company’s website at www.ii-vi.com/investor/Investors.html. The Company will promptly disclose on its website any substantive amendments or waivers with respect to any provision of the Code of Conduct and any provision of the Code of Ethics for Senior Leaders.

14	2017 Notice of Meeting and Proxy Statement

Employees are required and encouraged to report suspected violations of our Code of Conduct on an anonymous basis. Anonymous reports are forwarded for review by the Audit Committee.

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Company’s policies and procedures regarding related party transactions are included in the Code of Conduct. The Code of Conduct specifically requires that all Company directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Code of Conduct requires each Company director, officer and employee to openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement, or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Company. Waivers under the Code of Conduct for any of the Company’s executive officers or directors are granted only by the Board or a properly designated committee of the Board. It is expected that only those matters that are in the best interest of the Company would be approved or waived under our Code of Conduct.

2017 Notice of Meeting and Proxy Statement	15

DIRECTOR COMPENSATION IN FISCAL YEAR 2017

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Company’s Board. In setting director compensation, the Company consults with its independent compensation advisor, Radford, an Aon Hewitt company, and considers the significant amount of time and skill required for directors to fulfill their overall responsibilities. Director compensation is only paid to non-employee directors. For purposes of this section, all references to “directors” means non-employee directors.

Our director compensation program is periodically reviewed by our Compensation Committee, with the help of the Company’s independent compensation advisor, to ensure the program remains competitive. As part of this review, the types and levels of compensation offered to our directors are compared to those offered by a select group of comparable companies. The comparable companies used re the same as those used for the Company’s named executive officers (the “Comparator Group”) and are listed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The components of our director compensation program for fiscal year 2017 are disclosed below. The Board is compensated based on a role-based compensation program, not based on the number of meetings attended, with the exception of activities of the Subsidiary Committee. Attendance at Subsidiary Committee meetings is compensated on a per-meeting basis due to the fact that there is not a set number of meetings for which attendance is required. The Compensation Committee strives to set director compensation at levels that are competitive with our Comparator Group. Currently, the overall compensation level of the Company’s directors ranges between the upper end of the second quartile and the lower end of the third quartile of compensation provided by the Comparator Group.

Mr. Kramer, our Chairman of the Board, became a non-employee member of the Board upon his retirement as the Company’s Chief Executive Officer effective August 31, 2016. For fiscal year 2017, he received compensation both in his role as Chief Executive Officer through August 31, 2016 and as a non-employee director. Because he is a Named Executive Officer in this proxy statement due to his service as Chief Executive Officer for the first two months of the fiscal year, all of his compensation for fiscal year 2017 received both for his service as Chief Executive Officer through August 31, 2016 and as a non-employee director is discussed in the sections below regarding Named Executive Officer compensation, including the Summary Compensation Table. The compensation he received for his service as a non-employee director for fiscal year 2017 was consistent with the following discussion.

16	2017 Notice of Meeting and Proxy Statement

DIRECTOR COMPENSATION STRUCTURE FOR FISCAL YEAR 2017

DIRECTOR CASH COMPENSATION

	Annual Retainer
Compensation Item	Member	Chair(1)	Meeting Fee
Full Board Membership	$50,000	$90,000	$—
Lead Independent Director	10,000	—	—
Audit Committee	10,000	20,000	—
Compensation Committee	7,500	15,000	—
Governance & Nominating Committee	5,000	10,000	—
Subsidiary Committee	—	5,000	1,500	(2)
(1)	Retainers paid to Chairs are in lieu of, and not in addition to, retainers otherwise paid to members.
(2)	Per-day meeting fee.

DIRECTOR EQUITY PROGRAM

In addition to the cash compensation outlined above, directors receive annual equity awards, typically in August of each fiscal year. In August 2016, each director (other than Mr. Mistler, who retired from the Board in November 2016) received a grant of 9,240 stock options at an exercise price of $21.67 per share and a restricted stock award grant of 3,696 shares of Common Stock. Mr. Mistler received a pro-rata grant of 2,460 stock options at an exercise price of $21.67 and a restricted stock award of 984 shares of Common Stock. Stock options granted to directors generally have the same terms as those granted to our employees, including vesting occurring in four equal annual installments and a term of ten years, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may recommend and the Board may approve, in its sole discretion that a stock option award will vest upon departure from the Board, with an exercise period not to exceed five years. Restricted stock awards also generally have the same terms as those granted to our employees, including annual vesting of one-third of the award over three years, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may recommend and the Board may approve, in its sole discretion that a restricted stock award will vest upon a director’s departure from the Board.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017

Non-Employee Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Joseph J. Corasanti	$107,250	$80,092	$81,246	$268,588
Wendy F. DiCicco(4)	75,000	80,092	81,246	236,338
Thomas E. Mistler(5)	3,750	21,323	21,630	46,703
Marc Y.E. Pelaez	109,750	80,092	81,246	271,088
Shaker Sadasivam	65,750	80,092	72,739	227,088
William A. Schromm	67,500	80,092	81,246	228,838
Howard H. Xia	92,500	80,092	81,246	253,838
(1)	Amounts reflect fees actually paid during fiscal year 2017. Director fees are usually paid in January of the applicable fiscal year.
(2)	Represents the aggregate grant date fair value of restricted stock issued to the non-employee directors under the 2012 Omnibus Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of forfeitures). The grant date fair value of restricted stock was computed based upon the closing price of the Company’s Common Stock on the date of grant, which was $21.67.
(3)

Represents the aggregate grant date fair value of option awards issued by the Company to the non-employee directors under the 2012 Omnibus Incentive Plan, computed in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a director may realize upon exercise of stock options will depend on the excess of the

2017 Notice of Meeting and Proxy Statement	17

stock option price over the strike value on the date of exercise. As such, there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. Refer to Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2017 filed with the SEC on August 21, 2017, for relevant assumptions used to determine the valuation of option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.
(4)	Ms. DiCicco resigned from the Board of Directors effective August 18, 2017.
(5)	Mr. Mistler retired from the Board in November 2016, and his equity awards were pro-rated based on the time he served as a board member during fiscal year 2017.

DIRECTOR EQUITY AWARDS OUTSTANDING

The following table sets forth the aggregate number of shares of restricted stock and shares of underlying stock options held by the named directors as of June 30, 2017.

Non-Employee Director	Restricted Stock (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)(1)
Joseph J. Corasanti	13,901	103,860	75,548
Wendy F. DiCicco(2)	13,901	121,360	121,360
Thomas E. Mistler	—	97,080	97,080
Marc Y.E. Pelaez	13,901	63,740	35,428
Howard H. Xia	13,901	55,840	27,528
William A. Schromm	8,181	18,210	1,794
Shaker Sadasivam	3,696	9,240	—
(1)	Includes options exercisable within 60 days of June 30, 2017.
(2)	Ms. DiCicco’s outstanding equity awards immediately vested effective on the date of her resignation from the Board.

18	2017 Notice of Meeting and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership by any person, including any “group” as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock as of August 31, 2017. Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned. Ownership information is as reported by the shareholder in their respective filings with the SEC.

Name and Address	Number of Shares of Common Stock	Percent of Common Stock(1)
BlackRock, Inc.(2)	6,384,896	10.16%
55 East 52nd Street New York, NY 10055
The Vanguard Group(3)	4,509,101	7.17%
100 Vanguard Blvd
Malvern, PA 19355
Carl J. Johnson(4)	4,008,679	6.38%
90 Elisabeth Way
McKinney, TX 75069
Barrow, Hanley, Mewhinney & Strauss, LLC(5)	3,854,455	6.13%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761
Dimensional Fund Advisors LP(6)	3,441,815	5.48%
Building One
6300 Bee Cave Road
Austin, TX 78746
(1)	As of August 31, 2017.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 12, 2017. BlackRock, Inc., reported sole voting power over 6,254,470 shares of Common Stock and sole dispositive power over 6,384,896 shares of Common Stock. As reported in the Schedule 13G/A, certain shares reported by BlackRock, Inc., are owned by various investment companies affiliated with BlackRock, Inc.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017. The Vanguard Group, Inc., reported sole voting power over 81,984 shares, shared voting power over 8,394 shares of common stock, sole dispositive power over 4,421,329 shares and shared dispositive power over 87,772 shares of Common Stock.
(4)	Based solely on a Schedule 13D/A filed with the SEC on March 7, 2017. Mr. Johnson reported sole voting power over 1,329,351 shares of Common Stock, shared voting power over 2,679,328 shares of Common Stock, sole dispositive power over 1,329,351 shares of Common Stock and shared dispositive power over 2,679,328 shares of Common Stock.
(5)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017. Barrow, Hanley, Mewhinney & Strauss, LLC, a registered investment advisor, reported sole voting power over 2,256,795 shares of Common Stock, shared voting power over 1,597,660 shares of Common Stock and sole dispositive power over 3,854,455 shares of Common Stock.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP reported sole voting power over 3,252,925 shares and sole dispositive power over 3,441,815 shares.

2017 Notice of Meeting and Proxy Statement	19

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

The following table shows the number of shares of II-VI Common Stock beneficially owned by all directors, our named executive officers (as reflected in the “Summary Compensation Table”), and all of our directors and executive officers as a group, as of August 31, 2017. This includes shares that could have been acquired within 60 days of that date through the exercise of stock options. The number of shares “beneficially owned” is defined by Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to shares owned. None of the shares reflected in the table below have been pledged as security.

	Beneficial Ownership of Common Stock
	Shares	Percent
Joseph J. Corasanti(1)(2)	135,344	*
Francis J. Kramer(1)(2)(3)	1,177,645	1.9%
Vincent D. Mattera, Jr.(1)(2)(4)	549,409	*
Marc Y.E. Pelaez(1)(2)	110,832	*
Shaker Sadasivam(1)(2)	8,286	*
William A. Schromm(1)(2)	16,359	*
Howard H. Xia(1)(2)(5)	66,264	*
Giovanni Barbarossa(1)(2)	118,766	*
Gary A. Kapusta(1)(2)	67,454	*
Mary Jane Raymond(1)(2)	90,754	*
David G. Wagner(1)(2)(6)	109,971	*
All Executive Officers and Directors as a Group (Twelve persons)(7)	2,464,796	3.8%
*	Less than 1%
(1)	Includes the following amounts subject to stock options that are exercisable within 60 days of June 30, 2017: 85,318 options exercisable by Mr. Corasanti, 533,178 options exercisable by Mr. Kramer, 297,074 options exercisable by Dr. Mattera, 45,198 options exercisable by Rear Admiral Pelaez, 5,898 options exercisable by Mr. Schromm, 37,298 options exercisable by Dr. Xia, 53,050 options exercisable by Dr. Barbarossa, 36,339 options exercisable by Ms. Raymond, 12,195 options exercisable by Mr. Kapusta, 2,310 options exercisable by Mr. Sadasivam and 60,669 options exercisable by Mr. Wagner.
(2)	Includes 9,229 shares of restricted stock held by each of Mr. Corasanti, Rear Admiral Pelaez, Dr. Xia and Mr. Schromm, 4,744 shares of restricted stock held by Mr. Sadasivam, 97,024 shares of restricted stock held by Mr. Kramer, 90,022 shares of restricted stock held by Dr. Mattera, 42,488 shares of restricted stock held by Dr. Barbarossa, 35,340 shares of restricted stock held by Ms. Raymond, 52,994 shares of restricted stock held by Gary Kapusta and 19,592 shares held by Mr. Wagner.
(3)	Includes 285,401 shares held in a Spousal Limited Access Trust as to which Mr. Kramer disclaims beneficial ownership.
(4)	Includes 21,135 shares held on behalf of Dr. Mattera in the II-VI Incorporated Nonqualified Deferred Compensation Plan.
(5)	Includes 4,000 shares held in a trust, as to which Mr. Xia disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Includes 500 shares held by his father, as to which Mr. Wagner disclaims beneficial ownership.
(7)	Includes a total of 1,168,527 shares subject to stock options exercisable within 60 days of June 30, 2017, and a total of 390,832 shares of restricted stock held by all executive officers and directors as a group.
(8)	There were 62,864,134 shares of our common stock outstanding as of August 31, 2017. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding; however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the SEC and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

The Company’s directors and executive officers timely filed all reports due under Section 16(a) for the period from July 1, 2016 through June 30, 2017, with the exception of one Form 4 reporting one purchase transaction by Joseph J. Corasanti.

20	2017 Notice of Meeting and Proxy Statement

EXECUTIVE OFFICERS

Set forth below is certain information concerning five of our Named Executive Officers (“NEOs”) discussed herein as of June 30, 2017. This information reflects Mr. Kramer’s retirement as our Chief Executive Officer effective August 31, 2016 and Dr. Mattera’s appointment as our Chief Executive Officer effective September 1, 2016.

Name	Age	Position
Vincent D. Mattera, Jr.	61	President and Chief Executive Officer; Director
Francis J. Kramer	68	Retired Chief Executive Officer, effective August 31, 2016
Mary Jane Raymond	57	Chief Financial Officer, Treasurer and Assistant Secretary
Gary A. Kapusta	57	Chief Operating Officer
Giovanni Barbarossa	56	Chief Technology Officer and President II-IV Laser Solutions
David G. Wagner	54	Vice President, Human Resources

Biographical information for VINCENT D. MATTERA, JR. and FRANCIS J. KRAMER may be found in the “DIRECTORS” section of this Proxy Statement.

MARY JANE RAYMOND has been Chief Financial Officer and Treasurer of the Company since March 2014. Previously, Ms. Raymond was Executive Vice President and Chief Financial Officer of Hudson Global, Inc. (NASDAQ: HSON) from 2005 to 2013. Ms. Raymond was the Chief Risk Officer and Vice President and Corporate Controller at Dun and Bradstreet, Inc., from 2002 to 2005. Additionally, she was the Vice President, Merger Integration, at Lucent Technologies, Inc., from 1997 to 2002 and held several management positions at Cummins Engine Company from 1988 to 1997. Ms. Raymond holds a B.A. degree in Public Management from St. Joseph’s University, and an MBA from Stanford University.

GARY A. KAPUSTA joined II-VI in February 2016 serving as Chief Operating Officer. Prior to his employment with the Company, Mr. Kapusta served in various roles at Coca-Cola, including as President & Chief Executive Officer, Coca-Cola Bottlers’ Sales & Services L.L.C., President, Customer Business Solutions and Vice President, Procurement Transformation, Coca-Cola Refreshments. He joined Coca-Cola following a 19 year career at Agere Systems, Lucent Technologies, and AT&T. Mr. Kapusta graduated from The University of Pittsburgh with B.S. and

M.S. degrees in Industrial Engineering, and an holds an M.B.A from Lehigh University.

GIOVANNI BARBAROSSA joined II-VI in 2012 and has been the President, Laser Solutions Segment, since 2014, and the Chief Technology Officer since 2012. Dr. Barbarossa was employed at Avanex Corporation from 2000 through 2009, serving in various executive positions in product development and general management, ultimately serving as President and Chief Executive Officer. When Avanex merged with Bookham Technology, forming Oclaro, Dr. Barbarossa became a member of the Board of Directors of Oclaro and served as such from 2009 to 2011. Previously, he had management responsibilities at British Telecom, AT&T Bell Labs, Lucent Technologies, and Hewlett-Packard. Dr. Barbarossa graduated from the University of Bari, Italy, with a B.S. in Electrical Engineering, and a Ph.D. in Photonics from the University of Glasgow, U.K.

DAVID G. WAGNER has been employed by the Company since 2008 and has been the Vice President, Human Resources since 2011. Prior to his employment with the Company, Mr. Wagner was employed with Owens Corning (NYSE:OC) from 1985 through 2008, serving in various human resource management positions, ultimately becoming the Vice President, Human Resources, for Owen Corning’s global sales force. Mr. Wagner graduated with a B.S. degree in Human Resources Management from Juniata College in 1985.

2017 Notice of Meeting and Proxy Statement	21

EXECUTIVE COMPENSATION

FISCAL YEAR 2017 COMPENSATION DISCUSSION AND ANALYSIS

MESSAGE FROM THE COMPENSATION COMMITTEE

The Compensation Committee takes seriously its responsibilities to govern competitive pay practices to achieve competitive results. Shareholder views and feedback are an essential component to the design and refinement of the Company’s compensation program. The Committee directed management to hold discussions with shareholders and report the outcome of these discussions at each of the meetings. The Chair participates in many of these discussions and helps guide the Committee’s analysis of the information gathered to incorporate it into the compensation program decisions.

Shareholder Outreach Program

During 2017, the Company spent about 40 days engaged with new and existing shareholders. During this period we met with shareholders currently holding approximately 62 percent of shares outstanding. The Company continues to meet with many shareholders including those who have sold or reduced their positions at their request.

Senior members of the management team participated directly in all these meetings, and members of the Board as requested by investors. The main topics discussed were (1) the Company strategy, (2) the rationale for acquisitions, (3) the progress on financial results, (4) review of the management team and company culture, (5) compensation goals and philosophy, and (6) request for ongoing feedback. Shareholders as of March 31, 2017 holding 1 percent or more of the shares outstanding (a total of 53% of the shares outstanding) were sent a summary of compensation program changes newly in effect for 2017 and offered a conversation with the Compensation Committee Chairman. One invitation was before the proxy statement was available and a second invitation will be sent after the proxy statement is available. The Company intends to specifically confirm with the five largest shareholders whether they need a conversation.

The Company’s changes to the fiscal year 2017 compensation program were first reported in the 2016 proxy statement. Some of those changes, particularly those changes to the equity program, did not go into effect until 2017 to avoid the accounting penalties and regulatory issues associated with modifying existing equity awards.

The compensation changes for 2017 include:

•	All performance share awards now have a measurement period of three full years, and the interim-period re-measurement was eliminated for fiscal year 2017 grants. Cash-flow-based performance shares moved from a two-year performance period to a three-year performance period beginning in fiscal year 2017.

•	“Double trigger” change in control vesting replaced “single trigger” vesting for the long term equity award program. The Company previously only had “single trigger” vesting, i.e., vesting upon occurrence of a change in control. “Double trigger” vesting, i.e., requiring both a change in control and an involuntary termination, applies to grants made beginning in fiscal year 2017.

•	Individual non-financial goals for the NEOs have been eliminated for fiscal year 2017. The Company will measure the short term cash incentive strictly on the basis of financial goals.

•	The GRIP cash incentive plan is now capped at 200% payout with the entry threshold funding being 30% of the target. The prior boundaries were an entry threshold funding of 20% of the target and a maximum payout of 250%.

22	2017 Notice of Meeting and Proxy Statement

•	The long term equity incentive plan percentage of Total Direct Compensation (“TDC”) was rebalanced for fiscal year 2017. The new mix of equity is 40% performance shares, 30% restricted shares and 30% stock options effective for grants issued for fiscal year 2017. The prior mix was 30% performance shares, 30% restricted shares and 40% stock options.

Key Elements of Fiscal Year 2017 Performance Compared to Fiscal Year 2016

2017 Notice of Meeting and Proxy Statement	23

Alignment of Executive Pay and Company Performance

•	The annual cash incentives for NEOs were awarded at approximately 160% of target based on the Company’s performance as compared to the targets set for these programs. The Company’s revenue increased 18% and the diluted earnings per share increased 42%.

•	Performance shares based on cash flow from operations for the fiscal years 2016 and 2017 earned based on the Company’s achievement of 80.4% of target cash flow. This resulted in an actual award payout of 51% of the target number of shares.

•	Performance shares based on relative total shareholder return (“TSR”) for the three year period ended June 30, 2017 paid out at the maximum of 200% of target.

•	The CEO and all other NEOs are in compliance with the requirement to own specified levels of Common Stock. The CEO is required to hold the equivalent of three times his annual base salary in Common Stock, and all other NEOs who have served as executive officers for more than three years are required to hold the equivalent of their annual base salary in Common Stock. Executives of shorter tenure have three years from the time they are appointed as an executive officer to meet this requirement. Additionally, all Executive Officers are required to hold vested equity for at least one year, net of taxes.

(1)	2017 CEO TDC reflects a one-time $2.0 million performance share grant to Dr. Mattera in conjunction with his promotion to CEO.
(2)	The earnings release stock price reflects the Company’s closing stock price on the day of its fiscal year-end earnings release.

24	2017 Notice of Meeting and Proxy Statement

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company believes in setting challenging objectives and requires talented and committed people to achieve them. The Company’s executive compensation program is designed to align our executives’ compensation with the interests of our shareholders and to attract, motivate and retain high-quality executive talent.

The Company’s executive compensation philosophy is based on the principle of pay-for-performance, with a substantial portion of TDC being “at-risk” and tied to performance. We target TDC at the median level of pay of our Comparator Group for performance at target. For fiscal year 2017, which ran from July 1, 2016, to June 30, 2017, we used the Comparator Group data available in public filings.

The primary objectives of our fiscal year 2017 executive compensation program were:

•	Shareholder Returns Above Median: Maximize Company performance to enhance TSR.

•	Stable Leadership: Attract and retain a high caliber of executive talent.

•	Continuous Improvements in Performance: Ensure that a significant portion of TDC is “at risk,” based on Company and individual performance.

•	Sustainable Achievement of Results: Encourage a long-term focus by our Executive Officers while recognizing the importance of short-term performance, with goals that are challenging yet attainable and discourage excessive risk taking.

•	Commitment: Align executive and shareholder interests by requiring Executive Officers to meet minimum share ownership and holdings guidelines and prohibit them from hedging or pledging Company stock.

2017 Notice of Meeting and Proxy Statement	25

SUMMARY OF PAY ELEMENTS AND MIX OF VARIABLE AND FIXED COMPENSATION

A specific objective of our compensation program is to drive continuous improvement in performance. We believe this is best accomplished by having a majority of TDC be variable and based on performance. TDC includes base salary, cash incentive awards granted under our Bonus Incentive Program (“BIP”) and Goals/Results Incentive Program (“GRIP”), and equity awards in the form of non-qualified stock options (“Stock Options”), restricted stock awards (“RSAs”) and performance stock awards (“PSAs”). Figure A and Figure B below shows that variable compensation makes up approximately 80% and 62% of fiscal year 2017 target TDC of our CEO and NEOs, respectively.

Figure A – 2017 CEO Target Total Compensation Mix

Figure B – 2017 Average Target Total Compensation Mix for Continuing NEOs

PSA and RSA do not balance due to the impact of new hire/promotional grants.

26	2017 Notice of Meeting and Proxy Statement

NEO compensation for fiscal year 2017 included the following elements, as described below. For ease of understanding, the term “non-equity incentive plan compensation” in the Summary Compensation Table and other tables set forth below is referred to as “cash incentives” throughout this narrative:

Element	Description	2017 Pay Action	Primary Metrics Used
Base Salary	Market-competitive fixed pay reflective of an NEO’s role, responsibilities and individual performance.

Increased NEO salaries based on individual performance and evaluation against our Comparator Group. Increases ranged from 5% to 10% of base salary, other than Dr. Mattera’s salary which reflects his promotion to CEO.

Comparator Group benchmarking at the 50th percentile
BIP Cash Incentive

Payable to all NEOs with at least one year of service based on the achievement of corporate wide income goals. This cash incentive payment is based on a targeted Bonus Operating Profit, as pre-determined by the Compensation Committee.

		During fiscal year 2017, BOP performance for our NEOs was 180% of target.	Operating profit before reduction for variable compensation paid (“Bonus Operating Profit”)
GRIP Cash Incentive	Payable to NEOs based on achievement of Company consolidated and/or business unit results.

Board approved revenue and earnings per share (“EPS”) goals incentivizing growth over the prior fiscal year’s results. Actual payout for fiscal year 2017 was 156% of the target applicable to the Company’s consolidated results.

Dr. Barbarossa has dual roles and therefore has a combination of Revenue and EPS metrics
Equity-Based Awards

Time-based and performance-based awards provide incentive to focus on long-term growth and financial success, to balance short- and long-term performance, and to align executive and shareholder interests.

		NEO target equity compensation for 2017 consisted of 30% Stock Options, 30% Restricted Stock and 40% PSAs.	Russell 2000 for relative TSR and Board approved budget for cash flow from operations (PSAs)

2017 Notice of Meeting and Proxy Statement	27

PAY FOR PERFORMANCE

RECAP OF THE COMPANY’S PERFORMANCE IN FISCAL YEAR 2017

Detailed below are the abbreviated results of the Company’s performance for fiscal year 2017. For a more detailed review of the Company’s financial performance for fiscal year 2017, please see the Company’s Annual Report on Form 10-K for the fiscal year 2017, filed with the SEC on August 21, 2017.

	FY 2017	FY 2016	Increase (Decrease)
Revenue	$972 million	$827 million	18%
Gross Margin %	40.0%	37.8%	220 bps
Bonus Operating Profit	$176 million	$161 million	9%
Diluted EPS	$1.48/share	$1.04/share	42%
Cash flow from operations	$119 million	$123 million	(3%)

The Company pays incentive compensation only after the Compensation Committee has certified the Company’s operating results and approves the compensation award. In certifying the results, the Committee ensures that it is in receipt of the audit of our financial performance by the independent auditors and the report of the Audit Committee with respect to the Company’s audited financial statements.

DETERMINATION OF TDC AT TARGET FOR FISCAL YEAR 2017

Target TDC is set for the NEOs at the median of the Comparator Group, with the advice of our independent advisor, Radford.

Once TDC is determined, the relative proportions of the compensation elements described above are set with two principles in mind:

•	A substantial portion of TDC should be variable (for fiscal year 2017, approximately 72%)

•	The variable portion should be a mix of equity and cash.

28	2017 Notice of Meeting and Proxy Statement

ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee reviewed the NEOs’ base salaries to ensure recognition of performance and alignment to the market median for similar positions at companies in the Comparator Group. Accordingly, annual merit increases may be made after an assessment to the current market medians, in light of individual performance and after approval by the Compensation Committee and Board.

The increases in base salary noted in the chart below for the NEOs reflect adjustments based on performance to allow their salaries to remain comparable to those of the Comparator Group.

Named Executive Officer	Fiscal Year 2017 Base Salary	Fiscal Year 2016 Base Salary	Percentage Increase
Vincent D. Mattera, Jr.	$624,100	$424,000	47	%(1)
Francis J. Kramer	686,400	686,400	—
Mary Jane Raymond	363,000	330,000	10%
Gary A. Kapusta	383,750	350,000	10%
Giovanni Barbarossa	382,500	351,200	9%
David G. Wagner	269,600	257,000	5%
(1)	Percentage increase reflects Dr. Mattera’s appointment to Chief Executive Officer effective September 1, 2017.

Cash Incentives

Bonus Incentive Program (“BIP”). The Bonus Incentive Plan is a Company-wide bonus program that has been successfully used by the Company throughout the majority of its history to directly tie the interests of all of our employees who have at least one year of service, regardless of position, to the operating earnings of the Company, a major driver of shareholder value. The Bonus Incentive Plan is evaluated on the metric of Bonus Operating Profit (“BOP”). BOP is the Company’s annual operating profit before reduction for variable employee compensation (both cash and equity). At the beginning of the Company’s fiscal year, the Compensation Committee determines the percentage of final approved budgeted annual operating profit available to be paid under the BIP. This determination is based on total budgeted annual salary of all eligible employees. Actual payouts under the BIP, if any, could deviate from the budgeted payout due to changes in actual operating results as compared to budgeted operating results, and changes in the participant pool. The BIP is paid at 75% of the earned amount the end of each of the first three fiscal quarters based on interim financial performance. The final payment is made after fiscal year end, at which time the balance of the full-year payout is paid.

The bonus operating profit target and performance for fiscal year 2017 compared to fiscal year 2016 is in millions except percentages:

	2017	2016
Budgeted Bonus Operating Profit	$104.8	$126.1
Actual Bonus Operating Profit Achieved	$175.8	$160.7
Actual BIP Performance % as Compared to Budget(1)	180%	144%
(1)	The 180% performance is a function of the actual BOP and qualified wages delivering a 30.3% payout versus budgeted payout of 16.7%.

2017 Notice of Meeting and Proxy Statement	29

The related NEO payout under our BIP was:

Named Executive Officer	Fiscal Year 2017 BIP	Fiscal Year 2016 BIP
Vincent D. Mattera, Jr	$179,660	$101,856
Francis J. Kramer(1)	38,941	164,736
Mary Jane Raymond	109,989	79,200
Gary A. Kapusta(2)	48,448	—
Giovanni Barbarossa	115,898	84,288
David G. Wagner	81,689	61,680
(1)	Mr. Kramer retired effective August 31, 2016, the above BIP payout reflects the amount he earned up to his retirement date.
(2)	Mr. Kapusta was only eligible to participate for five months during fiscal year 2017.

Goals/Results Incentive Program (“GRIP”). The purpose of the GRIP cash incentive program is to link pay to the major drivers of increasing shareholder value – growth in revenue and growth in earnings per share. The GRIP for fiscal year 2017 was based solely on financial results in two additive matrices. The matrices were separated to allow strict monitoring of the Company’s investment in opto-electronic devices of approximately $0.40 per share, the first products from which would be VCSELs for use in 3D sensing applications. Because one existing and two acquired divisions participated in these investments, the Company’s goals were to ensure the investment was effective and to ensure the continuation of the existing revenue and earnings streams. The first matrix, Matrix 1, weighted 70%, used revenue and EPS targets of the core businesses, composing approximately 90% of the Company’s revenue and over 100% of the EPS. The second matrix, Matrix 2, weighted 30%, was for the investment businesses including all of their existing revenue and profits.

The revenue and EPS calculation methodology used for the “GRIP Matrices” is applicable to our NEOs. Generally-speaking, the bottom left of this matrix, or the threshold, is normally the prior fiscal year’s results for revenue and EPS unless there is a significant one-time event or an expected market or investment change. At the threshold, payout is 30% of the target amount. Below the threshold, the payout is zero. The middle of the matrix is the current year’s revenue and EPS targets as approved by the Compensation Committee. These targets are designed to motivate achievement of challenging goals and thereby drive TSR. The upper right of the matrix is the achievement maximum, set at 115% of the revenue and EPS targets, at which the payout is 200% of the target amount. The GRIP payout is calculated by interpolation within the matrix, ranging typically from the prior year’s actual goals to 115% of the target on both Revenue and EPS. Revenue and EPS are equally weighted.

(in millions, except per share data)		Matrix 1
Metric	Entry	Target	Maximum	Actual Performance	Approved Adjustments	Adjusted Performance for GRIP Compensation
Revenues	$761.40	$798.10	$917.80	$890.60	$(5.50)	$885.10
Earnings per Share	$0.95	$1.13	$1.30	$1.73	$0.07	$1.80

30	2017 Notice of Meeting and Proxy Statement

For Matrix 1 reflected above, the entry point is the combined revenue result from 2016 for the non-investment businesses. For the EPS, however, we anticipated a reduction in the strength of the optical communications cycle. Through the 2017 year, a reduction in strength did affect some of our customers, but through greater penetration and share gain, we were able to overcome those effects but that was not a certainty at the time when budgets were established.

(in millions, except per share data)		Matrix 2
Metric	Entry	Target	Maximum	Actual Performance	Approved Adjustments	Adjusted Performance for Compensation
Revenues	$85.10	$98.50	$113.30	$81.50	$10.50	$92.0
Earnings per Share	$(0.48)	$(0.36)	$(0.30)	$(0.25)	$(0.10)	$(0.35)

For Matrix 2 reflected above, the entry point is the result from 2016 for the existing portion of the investment businesses and a full year effect of the continuing businesses from the two acquisitions. The entry point for EPS was the result from 2016 plus the $0.40/share expected investment.

The adjustments in both matrices were recommended by both the Audit Committee and the Compensation Committee and approved by the full Board. These adjustments increased the revenue by $10.5 million on Matrix 2 and reduced the revenue by $5.5 million for Matrix 1 for a 0.5% net effect on revenue with no effect on EPS. These adjustments are detailed below:

1.	$5 million reclassified from revenue to non-operating income on the reported financial statements.

The budget was set with the expectation that the accounting for the transition services agreement associated with the sale agreement for the RF business, concluded on June 3, 2017, would be recorded in revenue. These transition services were valued at $1.25 million per quarter. When the budget was set, the final terms of the sales were not yet complete. If the final financial statement treatment had been known at the time of the establishment of Matrix 2, Matrix 2 would have been set at $5 million less revenue. The correct accounting treatment was to record this amount in non-operating income and not revenue. There was no effect on the EPS from this change. Rather than change Matrix 2 after the fact and re-communicate it to the employees, the Compensation Committee recommended and the full Board approved the Company providing “matrix credit” for the $5 million on the revenue line.

2.	$5.5 million attributed to Matrix 2 to ensure the appropriate consideration of the role of the investment businesses in the success of Matrix 1, namely that components from Laser Enterprise division were necessary for the sale and delivery of the overachievement of the budget by Photonics segment, with a corresponding reduction in Matrix 1.

3.	The net $0.03 EPS adjustment was a combination of incremental investments in the Company’s new technology platform and intercompany transfer pricing adjustments between the two matrixes. Neither change favorably impacted GRIP funding.

The Compensation Committee believes the adjustments noted above serve important long-term business strategy. Vertical integration is a Company strategy and so its Laser Enterprise division sells its key components to a Photonics segment division to support the growth in the optical communications cycle which was, as described earlier in this discussion, not expected to materialize as strong as it actually did during 2017. The provision of these components internally mitigated the opportunity of the Laser Enterprise division to generate external revenue. Laser Enterprise is a component of Matrix 2 and the Matrix 2 was measured on external revenue only. The Compensation Committee and Board determined that the decision to support an internal business as the first priority, in the overall best interest of the Company, unfairly penalized those

2017 Notice of Meeting and Proxy Statement	31

paid on Matrix 2 and estimated, with the assistance of management, that approximately $5.5 million should be credited to Matrix 2, with a corresponding amount deducted from Matrix 1. This decision affected revenue only and had no effect on the EPS. The EPS of these internal sales was already included in the operating result for Matrix 2 via the transfer price.

Total payout to our NEOs under our GRIP was:

Named Executive Officer	Fiscal Year 2017 GRIP	Fiscal Year 2016 GRIP
Vincent D. Mattera, Jr.	$1,101,688	$1,003,130
Francis J. Kramer(1)	484,061	1,604,885
Mary Jane Raymond	454,514	458,649
Gary A. Kapusta	476,399	125,000
Giovanni Barbarossa	254,376	321,037
David G. Wagner	113,153	171,243
(1)	Francis J. Kramer retired as Chief Executive Officer, effective August 31, 2016.

Equity Incentives

The equity compensation for NEOs consists of (a) non-qualified stock options granted in August 2016, (b) performance shares granted in August 2016 and (c) restricted shares granted in August 2016. These awards are called the “2017 awards” because they were granted at the beginning of Fiscal Year 2017 which commenced on July 1, 2016.

Non-Qualified Stock Options (“Stock Options”). Because financial gain from stock options is only possible if the price of our Common Stock increases during the term of the stock option, we believe grants encourage NEOs and other employees to focus on actions and initiatives that should lead to a longer-term increase in the price of our Common Stock, aligning the interests of our NEOs and other employees who receive them with those of our shareholders. Typically, stock options are granted in August and are 30% of the total targeted equity award to the NEO. The strike price is set on the date of the grant and represents the fair market value of the Company’s Common Stock on that day. The options vest at the rate of 25% per year and expire after 10 years. The options do not have any tangible value if the stock price does not appreciate.

Performance Share Awards (“PSAs”). The Compensation Committee believes that longer term awards tied directly to elements of shareholder return are essential to the sustainable management of the Company. TSR and cash flow from operations influence increases in shareholder value over time and therefore the Company has based its PSAs on those metrics in order to reward both carefully considered strategic actions and excellent management and execution. Typically, PSAs are granted at the beginning of the fiscal year and are 40% of the total targeted equity award to the NEO. PSAs have a 36 month performance period. The value of the PSA actually “earned” is determined as of the date of the expiration of the performance period based on the achievement of the performance conditions.

In August 2016, in conjunction with Dr. Mattera’s promotion to CEO, the Company granted him a one-time promotional award of performance shares with a grant date value of $2.0 million. The award is earned 50% based on achievement of a Fiscal Year 2019 revenue goal and 50% based on the relative total shareholder return of the Company over a three-year performance period (fiscal years 2017, 2018 and 2019).

Restricted Stock Award (“RSAs”). The Compensation Committee uses RSAs to enhance the retention value of our Equity Program and help ensure an acceptable risk taking environment. The value of restricted stock awards is targeted in August at approximately 30% of the total targeted equity award to the NEO. RSAs vest at the rate on one third per year over a three-year period.

32	2017 Notice of Meeting and Proxy Statement

Equity Grants for Fiscal Year 2017 in the Summary Compensation Table

Stock Options were granted with a strike price $21.67, the closing price of the Company’s stock on August 19, 2016, which was the fair market value on the date of grant for all NEOs. The stock options have a ten year term and vest in four equal annual installments. Stock options granted to the NEOs on August 19, 2016, were as follows:

Named Executive Officer	Stock Options Granted	Grant Date Fair Value(1)
Vincent D. Mattera, Jr.	71,040 shares	$810,575
Francis J. Kramer(2)	9,240 shares	81,246
Mary Jane Raymond	24,780 shares	191,824
Gary A. Kapusta	24,780 shares	195,074
Giovanni Barbarossa	24,720 shares	191,359
David G. Wagner	13,380 shares	105,330
(1)	The Company uses the Black-Scholes option pricing model to determine fair value.
(2)	Options for Mr. Kramer were granted for his role as a non-employee director following his retirement as Chief Executive Officer of the Company on August 31, 2016. See “Director Equity Program” above for additional information on non-employee director equity awards.

Performance Share Awards (“PSAs”) granted in fiscal year 2017 depends on the achievement of two metrics – cash flow from operations and relative TSR. Mattera also received a special promotional award in connection with his promotion to Chief Executive Officer that depends on achievement of revenue in fiscal year 2019 as well as relative TSR – as described below.

Cash Flow from Operation Awards

These awards (the “2017 Cash Flow Performance Awards”) will be earned based on the achievement of specific consolidated cash flow metrics established for the thirty-six month period ending June 30, 2019. The 2017 Cash Flow Performance Awards will be earned as follows:

Performance vs. Target	Payout vs. Target
0.00% to 74.99%	0%
75.00% to 99.99%	50.00% to 99.99%
100%	100%
100.01% to 139.99%	100.01% to 199.99%
140% or Greater	200%

The number of PSAs earned is determined by the Compensation Committee and is based upon performance compared to the target for the full performance period.

2017 Notice of Meeting and Proxy Statement	33

Relative Total Shareholder Return Awards

These awards, which include 50% of the promotional award to Dr. Mattera (the “2017 TSR Performance Awards”), focus on achieving certain levels of relative shareholder return compared to the Russell 2000 index. The Compensation Committee believes that TSR is one important reflection of Company performance, and recognizes that our shareholders invest in the Company with the expectation that we will deliver a level of performance that creates value. As such, the 2017 TSR Performance Awards will be earned based on the achievement of cumulative TSR for the thirty-six month period ending June 30, 2019, compared to returns on the Russell 2000 index, as follows:

Cumulative Total Shareholder Return	Payout vs. Target
Below the Russell 2000 50th percentile by more than 40 percentage points	0%
Between 0 and 40 percentage points below the Russell 2000 50th percentile and an absolute positive cumulative Total Shareholder Return	50.00% to 99.99%
Equal to the Russell 2000 50th percentile	100%
Between 0 and 40 percentage points above the Russell 2000 50th percentile	100.01% to 199.99%(1)
More than 40 percentage points above the Russell 2000 50th percentile	200%(1)
(1)	If there is an absolute negative cumulative TSR for the performance period and cumulative TSR is above Market 50th Percentile, the percentage of the Target Award earned shall be capped at 100.00%

2019 Revenue Awards (for the CEO only)

This award, representing 50% of the promotional award for Dr. Mattera, is designed to encourage the CEO to focus on revenue growth for the Company, based on fiscal year 2019 revenue goals. The award will be earned as follows:

Performance vs. Target	Payout vs. Target*
0.00% to 80.50%	0%
80.50% to 99.99%	50.00% to 99.99%
100%	100%
100.01% to 141.00%	100.01% to 199.99%
141.00% or Greater	200%
*	Results between threshold and target or target and maximum will be interpolated on a straight line basis.

Target award amounts for PSAs granted on August 19, 2016 for fiscal year 2017 for the NEOs are as follows:

Named Executive Officer	Target Relative TSR-Based Awards	Revenue Based Award	Target Cash Flow-Based Awards	Aggregate Fair Value at Target Payout	Aggregate Fair Value at Maximum Payout
Vincent D. Mattera, Jr(1)	65,095 shares	46,147 shares	25,264 shares	$2,958,085	$5,916,170
Francis J. Kramer(2)	—	—	—	—	—
Mary Jane Raymond	6,600 shares	—	8,800 shares	333,718	667,436
Gary A Kapusta	6,612 shares	—	6,612 shares	286,564	573,128
Giovanni Barbarossa	6,588 shares	—	8,784 shares	333,111	666,222
David G. Wagner	3,576 shares	—	4,768 shares	180,814	361,628
(1)	Dr. Mattera received a one-time, promotional award of performance shares with a grant date fair value of $2.0 million. The award will be earned 50% based on achievement of a fiscal year 2019 revenue goal and 50% based on the relative total shareholder return of the Company
(2)	Mr. Kramer did not receive a PSA grant as he retired as Chief Executive Officer effective on August 31, 2016.

34	2017 Notice of Meeting and Proxy Statement

Cash from Operations and TSR Performance Share Awards Earned in Fiscal Year 2017

At June 30, 2017, each of the Company’s NEOs had a PSA granted in August 2015 under the 2012 Omnibus Incentive Plan (the “2015 PSAs”) and for which the 24-month performance period ended on June 30, 2017 (the “2015 Performance Period”). The 2015 PSAs are earned based on consolidated cash flow from operations. During the 2015 Performance Period, the Company achieved cash flow from operations as summarized in the table below. At performance of 80.4%, (a function of the actual result compared to the target), the payout falls between 50% to 100%, specifically at 51%.

At June 30, 2017, each of the Company’s NEOs had a TSR award granted in August 2014 under the 2012 Omnibus Incentive Plan (the “2014 TSR Awards”) and for which the 36-month performance period ended on June 30, 2017 (the 2014 Performance Period”). The 2014 TSR Awards were earned based on total shareholder return, the Company’s stock outperformed the Russell 2000 50th percentile by 115%, the payout falls more than 40% above the Russell 2000 resulting in a payout of 200%.

	Targets	Actual Results	Performance Against Target	Payout Percentage of Target
Consolidated Cash Flow from Operations	$300 million	$242 million	80%	51%

The Company’s target and actual shares earned under the 2015 and 2014 PSAs were as follows:

Named Executive Officer	TSR Based Awards Target	Payout % Based on Russell 2000 Performance	TSR Based Awards Earned	Cash Flow Based Awards Target	Overall % of Cash Flow- Based Award Target	Cash Flow- Based Awards Earned	Total Awards Earned
Vincent D. Mattera, Jr.	10,727 shares	200%	21,454 shares	10,800 shares	51%	5,508 shares	26,962 Shares
Francis J. Kramer	17,034 shares	200%	34,068 shares	10,497 shares	51%	5,353 shares	39,421 Shares
Mary Jane Raymond	4,354 shares	200%	8,708 shares	5,695 shares	51%	2,904 shares	11,612 Shares
Gary A. Kapusta(1)	—	—	—	—	—	—	—
Giovanni Barbarossa	7,634 shares	200%	15,268 shares	5,880 shares	51%	2,999 shares	18,267 Shares
David G. Wagner	3,500 shares	200%	7,000 shares	2,360 shares	51%	1,204 shares	8,204 Shares
(1)	Mr. Kapusta joined the Company in February 2016, as such he did not receive a grant of a 2015 or 2016 PSA

The number of PSAs earned is determined by the Compensation Committee and is based upon performance against target for the full performance period.

Restricted Stock Awards were granted with a fair market value of $21.67, the closing price of the Company’s stock on August 19, 2016, which was the fair market value on the date of grant for all NEOs. The restricted stock awards vest at the rate of one third per year over a three year period. Restricted stock awards granted to the NEOs on August 19, 2016, were as follows:

Named Executive Officer	Restricted Stock Granted	Grant Date Fair Value(1)
Vincent D. Mattera, Jr.	28,416 shares	$615,775
Francis J. Kramer(2)	3,696 shares	80,092
Mary Jane Raymond	9,912 shares	214,793
Gary A. Kapusta	9,915 shares	214,858
Giovanni Barbarossa	9,888 shares	214,273
David G. Wagner	5,367 shares	116,303
(1)	Grant date fair value is calculated by the number of shares granted multiplied by the stock price on the date of grant of $21.67.
(2)	The restricted stock award for Mr. Kramer was granted for his role as a non-employee director following his retirement as Chief Executive Officer on August 31, 2016. See “Director Equity Program” above for additional information on non-employee director equity awards.

2017 Notice of Meeting and Proxy Statement	35

PROCESS FOR SETTING COMPENSATION FOR FISCAL YEAR 2017

COMPENSATION COMMITTEE MATTERS AND SCOPE OF AUTHORITY

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provide oversight of the Company’s compensation philosophy. In determining fiscal year 2017 executive compensation, the Compensation Committee was advised by its independent compensation advisor. Radford was retained directly by, and reported directly to, the Compensation Committee. Radford performed no other work for the Company nor any work for the members of the Board other than its advisory services related to director compensation. Radford had no prior relationship with our Chief Executive Officer or with any other executive officer or director.

DEVELOPMENT OF THE COMPARATOR GROUP

Our Comparator Group has been constructed by the Compensation Committee with assistance from Radford, and includes companies we compete with for investor capital, talent and market share. Because the Company provides a wide range of products servicing multiple end markets, the Compensation Committee believes that it is important to consider peers with Global Industry Classification Standard (“GICS”) codes that align with the Company’s multiple segments. The Comparator Group for fiscal year 2017 consisted of

19 manufacturing companies with GICS codes that reflect the Company’s multiple lines of business:

•	GICS code 201010 – One company classified as Industrial – Capital Goods – Aerospace and Defense; and

•	GICS code 201040 – Two companies classified as Industrial – Capital Goods – Electrical Equipment.

•	GICS code 452010 – One company classified as Communications Equipment.

•	GICS code 452030 – Four companies classified as Information Technology – Technology Hardware and Equipment – Electronic Equipment, Instruments and Components;

•	GICS code 453010 – Ten companies classified as Information Technology – Semiconductors and Semiconductor Equipment

•	GICS code 201060 – One company classified as Industrial Machinery

Companies in the Comparator Group have revenues ranging from $0.4 billion to $1.7 billion, with median revenues of $0.9 billion. In structuring the Comparator Group, the Compensation Committee focuses on (a) industry, (b) total revenue and profitability, (c) market capitalization, (d) annual revenue growth and (e) global footprint. The Comparator Group also has executive officer functions that are generally comparable to ours in terms of complexity and scope of responsibilities. For fiscal year 2017 compensation decisions, the Comparator Group consisted of:

Fiscal Year 2017 Comparator Group

Brooks Automation, Inc.	Franklin Electric Co., Inc.	Powell Industries Inc.
Cabot Microelectronics Corporation.	HEICO Corporation	Rofin-Sinar Technologies, Inc.
Cognex Corporation	IPG Photonics	Rogers Corporation
Coherent Inc.	Kulicke and Soffa Industries, Inc.	Semtech Corporation
Diodes Incorporated	MKS Instruments, Inc.	Silicon Laboratories, Inc.
Entegris, Inc.	Microsemi Corporation
Finisar Corporation	Newport Corporation

36	2017 Notice of Meeting and Proxy Statement

THE COMPENSATION COMMITTEE’S PROCESSES

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its desired objectives. Among those are:

•	Meetings. The Compensation Committee meets at least quarterly, or more often as needed. For fiscal year 2017, the Committee met seven times. Agendas are established in advance of the meetings and under the direction of the Compensation Committee Chair.

•	Independent Compensation Advisor: The Compensation Committee engages an independent compensation advisor to assist the Committee in setting executive compensation, and selects an advisor only after evaluating all factors relevant to that advisor’s qualifications and independence from Company management. The Committee’s independent advisor for fiscal year 2017 was Radford.

•	Assessment of Company Performance. The Compensation Committee uses objective measures of Company and Comparator Group performance in establishing total compensation targets. These include TSR, earnings growth, revenue growth, operating profit and cash flow from operations.

•	Assessment of Shareholder Feedback. The Compensation Committee, in particular the Chair of the Committee, directs and often participates in the collection of the shareholder feedback. Conversations are focused on listening to feedback in general, and asking specific questions about the elements of the Company’s compensation program, and the key criteria the investor uses to evaluate pay and performance alignment.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including our NEOs. During the course of the year, the Compensation Committee meets with the CEO and the Vice President, Human Resources, to review recommendations on changes, if any, in the compensation of each NEO other than the CEO, based on individual performance. With respect to the CEO, the Compensation Committee meets with the Vice President, Human Resources, to review Comparator Group market data and CEO performance so that the Compensation Committee can recommend TDC targets to the full Board.

•	Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation. Its goal is to balance market alignment with the Company’s performance and ability to recruit, motivate and retain high caliber talent. Based on the Compensation Committee’s judgment, current market practices, compensation data from the Comparator Group, compensation data from the independent compensation advisor and each employee’s contributions to the Company, the Compensation Committee makes a recommendation to the full Board regarding targeted TDC and actual payouts at year-end for each of our NEOs.

2017 Notice of Meeting and Proxy Statement	37

FISCAL YEAR 2017 TIMELINE

The Compensation Committee’s and full Board’s timeline for compensation-setting actions is:

	2H Fiscal Year 1						Fiscal Year 2												1H Fiscal Year 3
Committee Activity / Calendar Year	J	F	M	A	M	J	J	A	S	O	N	D	J	F	M	A	M	J	J	A	S	O	N	D
Select Independent Compensation Advisor for Fiscal Year 2 / Fiscal Year 3
Establish Comparator Group for Fiscal Year 2 / Fiscal Year 3
Gather Market Data/Practices from Comparator Group for Fiscal Year 2 / Fiscal Year 3
Set NEO Target Total Direct Compensation and set Goals for Fiscal Year 2 / Fiscal Year 3
Assess Performance and recommend Compensation for Fiscal Year 1 / Fiscal Year 2
Board approves performance and compensation for Fiscal Year 1 / Fiscal Year 2
Review Effectiveness of Prior Year’s Program for Fiscal Year 3 / Fiscal Year 4

APPLICATION OF JUDGMENT

The Compensation Committee believes that the application of its collective experience, related business judgment, and current objective market data provided by its independent compensation advisor significantly contributes to the overall compensation setting process. While market data provides an important tool for analysis and decision-making, the Compensation Committee realizes that these data do not necessarily provide a complete picture of an executive’s performance and contributions to the Company. Consequently, the Compensation Committee also gives serious consideration to an individual’s personal contribution to the Company including his or her individual skill set, qualifications, experience and demonstrated performance. The Company values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive to resolve longer-term challenges or important new issues. These and similar other competencies are not easily correlated to typical compensation benchmarking data, but deserve and receive consideration in reaching compensation decisions. The market data provided by our independent compensation advisor provides the Compensation Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

RESULTS OF THE FISCAL YEAR 2016 NON-BINDING ADVISORY VOTE ON COMPENSATION

The result of the non-binding advisory vote on executive compensation was 94 percent of votes cast in favor at our annual meeting held on November 4, 2016. The Company’s actions pursuant to this vote have been discussed on pages 60-61.

38	2017 Notice of Meeting and Proxy Statement

COMPENSATION DECISIONS FOR FISCAL YEAR 2018

On August 18, 2017, the Compensation Committee’s recommendation of the Company’s Executive Officer performance and payouts for fiscal year 2017 and the compensation structure for fiscal year 2018 were approved by the Board, which included awards from the FY17 cash incentive and PSA plans ending on June 30, 2017 and adjustments to the Executive Officer’s base salaries and setting cash and PSA incentive targets, as well as the granting of long-term equity based compensation in the form of Stock Options, RSAs and PSAs.

No changes were made to the structure of the Goal / Results Incentive Plan (GRIP) or the Equity Program. The one year waiting period for eligibility to participate in the Bonus Incentive Plan (BIP), was reduced from twelve to six months.

Feedback from the Shareholder Outreach Program, the 2016 shareholder advisory vote on executive compensation, and the advice of our compensation consultant were all considered in determining the compensation structure for fiscal year 2018.

2017 Notice of Meeting and Proxy Statement	39

COMPENSATION AND RISK

The Company’s compensation programs are designed to motivate and reward our employees and executive officers for their performance and prudent risk-taking during the fiscal year and over the long-term. The Compensation Committee periodically reviews our compensation policies and practices to ensure that they do not encourage our executives or other employees to take inappropriate risks. Based on these reviews and a review of the Company’s internal controls, the Compensation Committee and management have concluded that such policies and practices are sound and do not encourage executives or other employees to take excessive risks that would be reasonably likely to have a material adverse effect on the Company.

Our compensation programs for our executives and other employees include the following risk mitigation features, which we believe reduce the tendency for excessive risk taking and reduce the incentive to maximize short-term results at the expense of long-term results and value:

•	Balanced Pay Mix: Our compensation program balances the mix of (i) cash and equity-based compensation and (ii) short-term and long-term horizons of the awards.

•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including, without limitation, earnings growth, revenue growth, cash flow from operations and operating profits.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against the pre-established performance targets for each award.

•	Caps on Incentive Compensation Arrangements: Performance share and GRIP cash incentive awards are capped at 200%.

•	Multi-Year Vesting on Long-Term Equity-Based Compensation Awards: Our long-term equity-based awards are subject to multi-year vesting, which requires a long-term commitment on the part of our employees.

•	Share Ownership Guidelines: This policy requires our CEO to own Company common stock having a value of at least three times his annual base salary, and our other executive officers to own Company common stock having a value at least equal to their annual base salary. The guidelines have a phase-in period to allow newly hired or promoted executives to acquire the requisite share levels over a period of three years.

•	Holding Requirements: Executives must hold restricted and performance shares (net of tax) for at least one year after vest in addition to the ownership requirements.

•	Clawback Policy: In the event the Company must restate its financial statements due to material non-compliance with any financial reporting requirements (a “Restatement”), any current or former executive officer or other employee of the Company (i) who received incentive compensation based on financial information subject to restatement, and (ii) whose gross negligence, fraud or misconduct caused or contributed to the non-compliance resulting in the Restatement, would be required to reimburse the Company for any incentive compensation received in excess of what they would have received under the Restatement. In addition, if the Board in its sole discretion determines that gross negligence, fraud or misconduct by a current or former executive officer or other employee of the Company caused or contributed to the need for the Restatement, then such person would be required to repay the net profits realized by such person from any sales of shares of the Company’s Common Stock received as incentive compensation based on the erroneous financial statements that were subsequently restated.

•	Prohibition on Pledging and Anti-Hedging Policy: To further demonstrate the Company’s commitment to align the interests of our Officers and directors with those of our shareholders, the Company’s Board formalized a policy which prohibits hedging or pledging of Company stock by members of our Board and executive officers. Throughout the fiscal year, there were no such arrangements.

40	2017 Notice of Meeting and Proxy Statement

ADDITIONAL INFORMATION

Deferred Compensation. The II-VI Incorporated Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and certain employees of the Company to defer receipt of compensation into a trust fund for retirement or other qualified purposes. In addition, in connection with his promotion to Chief Executive Officer, Dr. Mattera receives an annual $100,000 employer contribution credited to the Deferred Compensation Plan. For a description of the Deferred Compensation Plan and more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Non-Qualified Deferred Compensation Table” and accompanying narrative.

Employees’ Profit Sharing Plan. The II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) covers certain Company employees who have met established tenure and service requirements. The Company makes a matching contribution to the Profit Sharing Plan based upon the employee’s contributions to his or her 401(k) deferred savings and/or Roth 401(k) savings. In addition, the Company may make an additional discretionary performance-based contribution to the Profit Sharing Plan out of the Company’s operating profits as determined by the Compensation Committee. The Company’s contributions to the NEOs’ accounts under the Profit Sharing Plan are set forth in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control. Existing equity awards vest on an accelerated basis in the event of death, disability or retirement. For performance-based awards, they only vest on a pro-rata basis for the months employed relative to the performance period of the award subject to actual performance results. In case of a change in control of the Company, under current practices, if an award is assumed by the new company, and if the participant’s employment is involuntarily terminated, without cause or with good reason, within two years of the change in control, then the award will vest in full, with performance-based awards vesting at the greater of target or actual performance up to the change in control date. In all other circumstances involving a separation from employment or service to the Company, unvested awards are forfeited. These acceleration provisions reflect market practices that appropriately value the employees’ contributions to the Company prior to the event triggering the accelerated vesting, and following a change in control, help the NEOs better focus on delivering shareholder value without distractions. For additional information on payments upon termination of employment or change in control, please refer to the “Potential Payments upon Change in Control and Employment Termination” section of this Proxy Statement.

Perquisites and Other Benefits. The Company generally does not provide perquisites or personal benefits to its NEOs. In connection with his promotion to Chief Executive Officer, Dr. Mattera receives coverage under a supplemental disability insurance policy.

Employment Agreements. Each of our Officers has an employment agreement with the Company, terminable by either party on prior written notice. A summary description of these agreements is included beginning on page 54 of this Proxy Statement.

Tax Considerations. The Compensation Committee considers the impact of the applicable tax laws may have with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or may result in a loss of deduction to the Company for such compensation. Participation in, and compensation paid under, our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”). While the Company intends for its plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that such plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned under those arrangements may be subject to immediate taxation and tax penalties.

2017 Notice of Meeting and Proxy Statement	41

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as cash based non-equity incentive awards, stock options and performance shares, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares and certain other cash awards, however, may not currently qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation if doing so is consistent with the overall pay philosophy of the Company. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on its results of operations.

42	2017 Notice of Meeting and Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2)	based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Committee

Joseph J. Corasanti, Interim Chair

Marc Y.E. Pelaez

William A. Schromm

2017 Notice of Meeting and Proxy Statement	43

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years 2017, 2016 and 2015 discussed in this proxy document. Dr. Mattera became Chief Executive Officer on September 1, 2016 upon the retirement of Mr. Kramer who retained his Chairman of the Board role. All footnote references and explanatory statements relate to fiscal year 2017 unless otherwise noted.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Vincent D. Mattera, Jr.(1)	2017	$592,939	$3,573,860	$810,575	$1,281,348	$142,520	$6,401,242
President and Chief Executive Officer	2016	424,000	772,775	513,614	1,104,986	39,578	2,854,953
	2015	412,000	766,304	299,876	534,044	36,185	2,048,409
Francis J. Kramer	2017	$142,120	$80,092	$81,246	$523,002	$155,250	$981,710
Chief Executive Officer, (Retired August 31, 2016)	2016	686,400	1,287,718	856,052	1,769,621	45,668	4,645,459
	2015	666,400	1,682,197	659,908	1,136,585	46,775	4,191,865
Mary Jane Raymond	2017	$363,000	$548,511	$191,824	$564,503	$38,131	$1,705,969
Chief Financial Officer and Treasurer	2016	330,000	407,524	270,811	537,849	39,350	1,585,534
	2015	300,000	310,746	—	479,696	4,628	1,095,070
Gary A. Kapusta	2017	$383,750	$501,422	$195,074	$524,847	$6,767	$1,611,860
Chief Operating Officer	2016	145,833	820,000	223,411	125,000	20,314	1,334,558
Giovanni Barbarossa	2017	$382,500	$547,384	$191,359	$370,274	$38,572	$1,530,089
Chief Technology Officer	2016	351,200	420,885	279,731	405,325	37,557	1,494,698
	2015	319,300	545,596	213,557	390,412	35,401	1,504,266
David G. Wagner	2017	$269,600	$297,117	$105,330	$194,842	$36,928	$903,817
Vice President Human Resources
(1)	Dr. Mattera was promoted to Chief Executive Officer effective September 1, 2016. In conjunction with his promotion he received a one-time promotional award of performance shares with a grant date fair value of $2.0 million. The award will be earned 50% based on achievement of a Fiscal Year 2019 revenue goal and 50% based on a relative shareholder return of the Company over the three year period.
(2)	Represents the aggregate grant date fair value of restricted stock and performance shares issued by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 10 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017. For restricted stock, the grant date fair value was computed based upon the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded. The grant date fair value of the restricted stock awards reported in this column for fiscal year 2017 was as follows: Dr. Mattera, $615,775; Mr. Kramer, $80,092, Ms. Raymond, $214,793; Mr. Kapusta, $214,858; Dr. Barbarossa, $214,273 and Mr. Wagner, $116,303. Mr. Kramer retired as Chief Executive Officer on August 31, 2016 and did not receive a performance share award. Mr. Kramer was granted a restricted stock award for his role as a non-employee director following his retirement as Chief Executive Officer. See “Director Equity Program” above for additional information on non-employee director equity awards.
(3)	The grant date fair value of the performance share awards included in this column was calculated based upon the estimate of aggregate compensation expense to be recognized over the service period. For the performance share awards earned based on a relative TSR performance, this was calculated based on a Monte Carlo simulation fair value as of the grant date of $29.24. For the performance share awards earned based on cash flow or revenue performance this was calculated based upon the number of shares projected to be earned multiplied by the stock price at the date the performance shares were awarded, based on a probable outcome at the date of grant of target. The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance conditions, as determined at the grant date (which was target). The grant date fair value of the performance share awards reported in this column for fiscal year 2017 (measured at target) were as follows: Dr. Mattera, $2,958,085; Ms. Raymond, $333,718; Mr. Kapusta, $286,564; Dr. Barbarossa, $333,111 and Mr. Wagner, 180,814. If these awards were to be paid out at the maximum (200%) payout, would be as follows: Dr. Mattera, $5,916,170; Ms. Raymond, $667,436; Mr. Kapusta, $573,128; Dr. Barbarossa, $666,222 and Mr. Wagner, $361,629.
(4)	Represents the aggregate grant date fair value of stock option awards issued by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718. Refer to Note 10 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value a named executive officer may realize upon exercise of stock options, if any, will depend on the excess of the price of the underlying stock on the date of exercise over the grant date fair market value. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. Mr. Kramer was granted a option award for his role as a non-employee director following his retirement as Chief Executive Officer. See “Director Equity Program” above for additional information on non-employee director equity awards.

44	2017 Notice of Meeting and Proxy Statement

(5)	Amounts reflect the cash awards earned by our NEOs under the BIP and the GRIP, which are discussed in further detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. The cash awards earned by Dr. Mattera, Mr. Kramer, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Mr. Wagner under the BIP for fiscal year 2017 were $179,660, $38,941, $109,989, $48,448, $115,898, and $81,689, respectively. The cash awards earned by Dr. Mattera, Mr. Kramer, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Mr. Wagner under the GRIP for fiscal year 2017 were $1,101,688, $484,061, $454,514, $476,399, $254,376 and $113,153, respectively.
(6)	Amounts reflect premiums paid for life and disability insurance and the Company’s contributions under the Company’s Profit Sharing Plan, which is qualified under Section 401(a) of the Code. Profit sharing contributions made by the Company on behalf of Dr. Mattera, Ms. Raymond, Dr. Barbarossa and Mr. Wagner were $26,250, $26,000, $26,000, and $26,000, respectively. 401(k) matching contributions made by the Company on behalf of Dr. Mattera, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Mr. Wagner for fiscal year 2017 were $8,750, $8,700, $3,198, $9,000 and $9,000, respectively. Dr. Mattera’s other income includes an annual Company contribution in the amount of $100,000 contributed to his account under the Company’s Deferred Compensation Plan. Other Income for Mr. Kramer includes $155,250 of Board of Director fees he received subsequent to his retirement as Chief Executive Officer on August 31, 2016.

2017 Notice of Meeting and Proxy Statement	45

GRANTS OF PLAN-BASED AWARDS FISCAL YEAR 2017

The following table sets forth each annual non-equity cash incentive award and long-term equity-based award granted by the Company to the NEOs in fiscal year 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)		Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent D. Mattera, Jr.	—	$—	$99,021	$148,532	—	—	—	—	—		$—	$—
	—	$—	$707,117	$1,414,234	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	22,106	44,212	88,424	—	—		$—	$958,074
	8/20/2016	$—	—	—	46,147	92,294	184,588	—	—		$—	$2,000,011
	8/20/2016	$—	—	—	—	—	—	—	71,040		$21.67	$810,575
	8/20/2016	$—	—	—	—	—	—	28,416	—		$—	$615,775
Francis J. Kramer	—	$—	$38,941	$58,412	—	—	—	—	—		$—	$—
	—	$—	$484,061	$484,061	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	—	—	—	—	9,240		$21.67	$81,246
	8/20/2016	$—	—	—	—	—	—	3,696	—		$—	$80,092
Mary Jane Raymond	—	$—	$60,621	$90,932	—	—	—	—	—		$—	$—
	—	$—	$291,729	$583,458	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	7,700	15,400	30,800	—	—		$—	$333,718
	8/20/2016	$—	—	—	—	—	—	—	24,780		$21.67	$191,824
	8/20/2016	$—	—	—	—	—	—	9,912	—		$—	$214,793
Gary Kapusta	—	$—	$26,724	$40,086	—	—	—	—	—		$—	$—
	—	$—	$305,776	$611,552	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	6,612	13,224	26,448	—	—	$		$286,564
	8/20/2016	$—	—	—	—	—	—	—	24,780		$21.67	$195,074
	8/20/2016	$—	—	—	—	—	—	9,915	—		$—	$214,858
Giovanni Barbarossa	—	$—	$63,878	$95,817	—	—	—	—	—		$—	$—
	—	$—	$192,272	$384,544	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	7,686	15,372	30,744	—	—		$—	$333,111
	8/20/2016	$—	—	—	—	—	—	—	24,720		$21.67	$191,359
	8/20/2016	$—	—	—	—	—	—	9,888	—		$—	$214,273
David G. Wagner	—	$—	$45,023	$67,535	—	—	—	—	—		$—	$—
	—	$—	$72,627	$145,254	—	—	—	—	—		$—	$—
	8/20/2016	$—	—	—	4,172	8,344	16,688	—	—		$—	$180,814
	8/20/2016	$—	—	—	—	—	—	—	13,380		$21.67	$105,330
	8/20/2016	$—	—	—	—	—	—	5,367	—		$—	$116,303
(1)	These columns show the range of potential payouts for awards made to our NEOs in fiscal year 2017 under the GRIP and the BIP assuming the target or maximum goals are satisfied with respect to the applicable performance measures underlying such awards. The business measurements and performance goals underlying these awards are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The aggregate amounts actually paid to our named executive officers under these plans for fiscal year 2017 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and additional details regarding the specific pay-outs under each of the various plans are provided in the footnotes thereto.
(2)	These columns show the range of pay-outs of performance share awards granted to our NEOs in fiscal year 2017 under the 2012 Omnibus Incentive Plan if threshold, target or maximum goals are achieved. See “Equity Incentives – Performance Share Awards” on page 32 for additional information regarding our performance share awards. Dr. Mattera received a special one-time performance share award when he assumed the role of Chief Executive Officer.
(3)	This column shows the number of shares underlying the restricted stock awards granted to our named executive officers in fiscal year 2017 under the 2012 Omnibus Incentive Plan. These awards are subject to our three-year even distribution vesting schedules.
(4)	This column shows the number of shares underlying the stock options granted to our named executive officers in fiscal year 2017 under the 2012 Omnibus Incentive Plan. Options vest over a four-year period, with 25% vesting to occur on each of the first, second, third, and fourth anniversaries of the grant date.
(5)	This column shows the exercise price for the stock options granted to our named executive officers in fiscal year 2017, which is equal to the closing market price of our Common Stock on the grant date.
(6)

This column shows the full grant date fair value of the stock and option awards reported in this table, which were computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value of an award is the amount the Company would expense in its financial statements over the award’s vesting period as determined at the grant date. For the performance share awards earned based on relative TSR performance, the grant date fair value is based on a Monte Carlo simulation fair value as of the grant date of $29.24 per share. For the performance share awards earned based on cash flow performance or 2019 revenue, the grant date fair value is based on a value of $21.67 per share, which was

46	2017 Notice of Meeting and Proxy Statement

the closing price of our Common Stock on the grant date, multiplied by the number of shares underlying the award at the target level, which was the probable outcome for the award determined as of the grant date. The restricted stock awards’ grant date fair value is based on a value of $21.67 per share, which was the closing price of our Common Stock on the grant date, multiplied by the number of shares underlying the award. Refer to Note 10 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2017 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

2017 Notice of Meeting and Proxy Statement	47

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table summarizes the long-term equity-based awards held by our NEOs outstanding as of June 30, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent D. Mattera, Jr.					—	—	223,201	$7,655,794
					75,446	$2,587,798	—	—
	8,000	—	$18.35	5/3/2018	—	—	—	—
	9,450	—	$23.50	8/16/2018	—	—	—	—
	15,800	—	$12.08	8/15/2019	—	—	—	—
	29,000	—	$13.17	2/10/2020	—	—	—	—
	18,100	—	$16.86	8/21/2020	—	—	—	—
	69,600	—	$17.53	8/20/2021	—	—	—	—
	38,040	9,510	$18.93	8/18/2022	—	—	—	—
	24,786	16,524	$19.37	8/17/2023	—	—	—	—
	17,156	25,734	$13.99	8/16/2024	—	—	—	—
	11,516	46,064	$17.84	8/15/2025	—	—	—	—
	—	71,040	$21.67	8/20/2026	—	—	—	—
Francis J. Kramer					—	—	13,996	480,063
					95,976	$3,291,977	—	—
	41,850	—	$23.50	8/16/2018	—	—	—	—
	68,200	—	$12.08	8/15/2019	—	—	—	—
	61,380	—	$16.86	8/21/2020	—	—	—	—
	108,070	—	$17.53	8/20/2021	—	—	—	—
	66,944	16,736	$18.93	8/18/2022	—	—	—	—
	54,522	36,348	$19.37	8/17/2023	—	—	—	—
	37,736	56,604	$13.99	8/16/2024	—	—	—	—
	19,194	76,776	$17.84	8/15/2025	—	—	—	—
	—	9,240	$21.67	8/20/2026	—	—	—	—
Mary Jane Raymond					—	—	33,390	$1,145,277
					31,492	$1,080,176	—	—
	18,000	12,000	$14.99	3/20/2024	—	—	—	—
	6,072	24,288	$17.84	8/15/2025	—	—	—	—
	—	24,780	$21.67	8/20/2026	—	—	—	—
Gary A. Kapusta					—	—	19,836	$680,375
					49,915	$1,712,085	—	—
	6,000	24,000	$20.50	2/1/2026	—	—	—	—
	—	24,780	$21.67	8/20/2026	—	—	—	—
Giovanni Barbarossa					—	—	33,720	$1,156,596
					39,928	$1,369,530	—	—
	5,600	1,400	$16.45	11/2/2022	—	—	—	—
	7,806	5,204	$19.37	8/17/2023	—	—	—	—
	12,212	18,318	$13.99	8/16/2024	—	—	—	—
	6,272	25,088	$17.84	8/15/2025	—	—	—	—
	—	24,720	$21.67	8/20/2026	—	—	—	—
David G. Wagner					—	—	16,640	$570,752
					18,477	$633,761	—	—
	13,334	—	$12.80	11/10/2018	—	—	—	—
	6,400	—	$12.08	8/15/2019	—	—	—	—
	3,900	—	$16.86	8/21/2020	—	—	—	—
	8,300	—	$17.53	8/20/2021	—	—	—	—
	5,880	1,470	$18.93	8/18/2022	—	—	—	—
	6,792	4,528	$19.37	8/17/2023	—	—	—	—
	5,600	8,400	$13.99	8/16/2024	—	—	—	—
	2,514	10,056	$17.84	8/15/2025	—	—	—	—
	—	13,380	$21.67	8/20/2026	—	—	—	—

48	2017 Notice of Meeting and Proxy Statement

(1)	This column shows the number of shares underlying stock options that were outstanding as of June 30, 2017. Generally, awards granted in fiscal year 2017 and later vest over a four year period, with 25% vesting occurring on each of the first, second, third, and fourth anniversaries of the grant date. Prior to 2017, awards granted vested over a five year period with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant.
(2)	This column shows the number of restricted shares outstanding as of June 30, 2017. These awards are subject to our standard vesting schedule and will vest as set forth in the following table:

Name	Shares Vesting in August 2017	Shares Vesting in June 2018	Shares Vesting in August 2018	Shares Vesting in November 2018	Shares Vesting in February 2019	Shares Vesting August 2019	Total Unvested Shares
Vincent D. Mattera, Jr	9,472	26,400	9,472	20,630	—	9,472	75,446
Francis J. Kramer	1,232	57,900	1,232	34,380	—	1,232	95,976
Mary Jane Raymond	3,304	10,700	3,304	10,880	—	3,304	31,492
Gary A. Kapusta	3,305	—	3,305	—	40,000	3,305	49,915
Giovanni Barbarossa	3,296	18,800	3,296	11,240	—	3,296	39,928
David G. Wagner	1,789	8,600	1,789	4,510	—	1,789	18,477
(3)	These values are based on the closing market price of the Company’s Common Stock on June 30, 2017, of $34.30 per share.
(4)	This column shows the number of unvested performance shares outstanding as of June 30, 2017, and consists of shares underlying the 2016 Performance Share Awards at target, as well as TSR Awards granted in 2015 and 2016 at maximum. These awards are subject to both two-year and three-year cliff-vesting schedules and will vest as set forth in the following table:

Name	2015 TSR Shares Vesting in June 2018	2016 PSA Shares Vesting in June 2019	2016 TSR Shares Vesting in June 2019	Total Unvested Shares
Vincent D. Mattera, Jr	21,600	71,411	130,190	223,201
Francis J. Kramer	13,996	—	—	13,996
Mary Jane Raymond	11,390	8,800	13,200	33,390
Gary A. Kapusta	—	6,612	13,224	19,836
Giovanni Barbarossa	11,760	8,784	13,176	33,720
David G. Wagner	4,720	4,768	7,152	16,640

2017 Notice of Meeting and Proxy Statement	49

OPTION EXERCISES AND STOCK VESTED

IN FISCAL YEAR 2017

The following table provides information related to (1) stock options exercised by our NEOs in fiscal year 2017, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and performance share awards in fiscal year 2017 and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
Vincent D. Mattera, Jr	7,000	$176,160	20,628	$546,965
Francis J. Kramer	35,200	788,455	47,388	1,271,815
Mary Jane Raymond	—	—	19,962	633,139
Gary A. Kapusta	—	—	—	—
Giovanni Barbarossa	—	—	10,702	253,801
David G. Wagner	6,666	158,303	5,790	146,437
(1)	The value realized upon exercise of these option awards represents the difference between the market price of the underlying stock at exercise and the exercise price of the option, multiplied by the number of shares underlying the options exercised.
(2)	Includes 12,228 shares, 26,888 shares, 4,962 shares, 8,702 shares and 3,990 shares acquired by Dr. Mattera, Mr. Kramer, Ms. Raymond, Dr. Barbarossa, and Mr. Wagner respectively, upon the vesting of the 2014 Performance Awards. Includes 15,000 shares acquired by Ms. Raymond upon the vesting of the 2014 Restricted Share Awards she received as part of her employment with the Company. Includes 8,400 shares, 20,500 shares, 2,000 shares and 1,800 acquired by Dr. Mattera, Mr. Kramer, Dr. Barbarossa and Mr. Wagner upon the vesting of the June 2014 Restricted Share Awards.
(3)	The value realized upon vesting of the 2014 Performance Awards represents the closing stock price of $21.34 per share on August 12, 2016 (the closing stock price on the day prior to the vest date), multiplied by the number of shares acquired upon vesting. The value realized upon vesting of Ms. Raymond’s 15,000 shares of her initial grant upon employment with the Company represents the closing stock price of $35.15 per share on March 20, 2017 (the closing stock price on the day prior to the vest date), multiplied by the number of shares acquired upon vesting. The value realized upon the 2014 restricted share awards represents the closing stock price of $21.34 per share on August 12, 2016 (the closing stock price on the day prior to the vest date), multiplied by the number of share acquired upon vesting.

50	2017 Notice of Meeting and Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL YEAR 2017

This table provides information regarding executive contributions to, and aggregate earnings under, the Deferred Compensation Plan for our NEOs as of and for the fiscal year ended 2017.

Name	Executive Contributions FY2017 ($)(3)	Registrant Contributions FY2017(1)	Aggregate Earnings (Loss) in FY2017 ($)(2)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at June 30, 2017 ($)
Vincent D. Mattera, Jr	$—	$100,000	$370,796	$—	$1,389,996
Francis J. Kramer	691,997	—	3,270,886	8,487,902	889,960
Mary Jane Raymond	—	—	—	—	—
Gary Kapusta	—	—	—	—	—
Giovanni Barbarossa	—	—	—	—	—
David G. Wagner	19,027	—	50,837	—	337,606
(1)	As part of Dr. Mattera’s appointment as Chief Executive Officer he receives an annual Company contribution in the amount of $100,000 to his account under the Company’s Deferred Compensation Plan.
(2)	Aggregate earnings include all changes in value based on performance of deemed investments elected by the NEO under the Deferred Compensation Plan. The Deferred Compensation Plan is administered by a third party and provides for deemed investment options similar to the investment options available under the Profit Sharing Plan, with the exception that amounts under the Deferred Compensation Plan may be invested in the Company’s Common Stock. Amounts that are deferred into the Company’s Common Stock must remain invested in the Company’s Common Stock and must be paid out in shares of Company’s Common Stock upon a qualifying distribution event.
(3)	All amounts shown in this column were reported in the Summary Compensation Table for previous fiscal years, other than earnings and other than the difference between the actual value of performance share awards at payout and the fair value of performance share awards as reported for the year in which such awards were granted.
(4)	Mr. Kramer, on his retirement as an employee received a partial distribution during fiscal year 2017 of his non-qualified Deferred Compensation Plan balance.

The Deferred Compensation Plan was established to provide retirement savings benefits for NEOs and certain other employees beyond what is available through the II-VI Incorporated Employees’ Profit Sharing Plan, which is subject to IRS limitations on annual contributions and compensation. Under the Deferred Compensation Plan, as it is currently implemented by the Company, eligible participants can elect to defer up to 100% of certain performance-based cash incentive compensation and certain equity awards into an account that will be credited with earnings at the same rate as one or more deemed investments chosen by the participant. The Company may make matching contributions and discretionary contributions to the Deferred Compensation Plan, but did not make any such contributions in fiscal year 2017. A participant’s right to receive benefits under the Deferred Compensation Plan is an unfunded, unsecured right, no greater than the claim of a general creditor of the Company. Any assets that the Company sets aside to pay benefits under the Deferred Compensation Plan are the property of the Company and subject to claims of the Company’s creditors in case of the Company’s insolvency. Participants are eligible to receive distributions from the Deferred Compensation Plan upon a separation from service (as defined in the Deferred Compensation Plan) and may also receive in-service distributions in certain scenarios, and may elect to receive payments in a lump sum or in annual installments over a specified term of years.

2017 Notice of Meeting and Proxy Statement	51

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock subject to our equity compensation plans that were in effect as of June 30, 2017.

As of June 30, 2017	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (Excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,458,625	(1)	$18.15	(2)	1,643,734
Equity compensation plans not approved by security holders	—		—		—
Total	4,458,625		$18.15		1,643,734
(1)	Represents outstanding awards pursuant to the 2012 Omnibus Incentive Plan and includes both vested and unvested options, as well as 377,710 outstanding performance share awards at target level of performance. Amount does not include 811,833 shares underlying the restricted stock awards.
(2)	Does not take into account outstanding performance share awards.

52	2017 Notice of Meeting and Proxy Statement

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND EMPLOYMENT TERMINATION

EQUITY AWARDS

Treatment of equity awards upon a change in control of the Company depends on when the awards were granted and whether the awards are assumed or replaced by the buyer in the transaction. Awards vest upon closing of the transaction if the awards were granted before fiscal year 2017 or, for awards granted beginning with fiscal year 2017, if the awards are not assumed or replaced by the buyer. For awards granted beginning with fiscal 2017, if the awards are assumed or replaced by the buyer, they do not vest upon closing of the transaction, but will vest if the employee is terminated by the buyer without cause or by the executive with good reason within two years after the closing – which is often referred to as “double trigger” vesting.

Stock options accelerate and vest in their entirety in the event of death or disability, and continue to vest as set forth in the applicable award upon retirement, as defined in the agreement. Performance share awards are prorated in the event of death, disability or retirement, based on the months employed during the performance period, and remain subject to actual performance results. Restricted stock awards accelerate and vest in their entirety in the event of death, disability or retirement from the Company, provided that an on-going consulting agreement and/or Board member relationship does not exist. If an on-going consulting agreement and/or Board member relationship does exist, the restricted stock award continues to vest as set forth in the applicable award. In all other circumstances, the awards terminate upon termination of service.

The following table sets forth for each of the NEOs the dollar amount that such NEO would have been entitled to receive as a result of the acceleration of vesting of unvested stock options, performance shares and restricted stock caused by (i) a change in control of the Company (and a subsequent termination without cause or with good reason, if applicable) and (ii) the death, disability or retirement of the NEO, assuming the triggering event occurred on June 30, 2017. The values shown are calculated based on the closing price of the Company’s Common Stock on June 30, 2017 of $34.30 per share and, for stock options, are calculated based on the difference between the exercise price of the unvested options and $34.30. These benefits are in addition to benefits available generally to salaried employees, such as accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any such event and the Company’s stock price, any actual amounts paid or distributed may be different.

Named Executive Officer	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Change in Control ($)	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Death or Disability ($)
Vincent D. Mattera, Jr	12,814,570	5,158,776	(1)
Mary Jane Raymond	3,169,924	2,024,647
Gary A. Kapusta	3,036,631	2,356,256
Giovanni Barbarossa	3,726,013	2,569,417
David G. Wagner	1,799,825	1,267,522
(1)	For Dr. Mattera’s promotional performance share awards, his termination without cause or with good reason not in connection with a change in control is treated the same as retirement, resulting in pro rata vesting subject to actual performance results.

2017 Notice of Meeting and Proxy Statement	53

EMPLOYMENT AGREEMENTS – NAMED EXECUTIVE OFFICERS

The following is an overview of the employment agreements the Company has entered into with its NEOs, as in effect on June 30, 2017, along with common definitions and terms applicable to all the employment agreements noted below.

Named Executive Officer	Employment Agreement Date
Vincent D. Mattera, Jr	August 1, 2016
Mary Jane Raymond	March 20, 2014
Gary A. Kapusta	February 1, 2016
Giovanni Barbarossa	October 3, 2012
David G Wagner	November 10, 2008

SOME DEFINITIONS AND TERMS USED IN OUR NEO EMPLOYMENT AGREEMENTS

The NEO employment agreements use definitions for “cause,” “change in control” and “good reason,” substantially as follows:

•	“Cause” means a determination by our Board, in the exercise of its reasonable judgment, that any of the following has occurred: (i) the willful and continued failure by the NEO to perform his or her duties and responsibilities under the agreement (after notice and a 30-day cure period); (ii) the willful engaging by the NEO in any act which is materially damaging to us; (iii) the conviction of an NEO of, or a plea of “guilty” or “no contest” to, a felony or a criminal offense involving fraud, dishonesty or other moral turpitude; (iv) any material breach by an NEO of the terms of the agreement, or any other written agreement between the NEO and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation; or (v) the engaging by the NEO in any intentional act of dishonesty resulting, or intended to result, directly or indirectly, in personal gain to the NEO at the Company’s expense.

•	“Change in Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a transaction have less than a majority of the voting power over the Company or the entity owning or controlling the Company, or (B) individuals who comprise our Board immediately prior to such transactions cease to be at least a majority of the Board of the Company, or of an entity controlling the Company; or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us, or to a partnership, firm, entity or individuals not so controlled; or (iii) a majority of the members of our Board consists of persons who were not nominated for election by or on behalf of our Board, or with their concurrence; or (iv) a single person, or group of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Carl Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•	“Good Reason” means, without the NEO’s express written consent: (i) a material reduction of the NEO’s employment responsibilities; (ii) a material reduction by the Company of the NEO’s eligibility for total direct compensation; (iii) a material increase in the amount of the NEO’s business travel which produces a constructive relocation of the NEO; (iv) a material reduction by the Company of the level of employee benefits provided to the NEO with the result of overall benefits to such NEO being significantly reduced; or (v) the relocation of the NEO to a facility or a location more than 50 miles from the Saxonburg, Pennsylvania facility.

54	2017 Notice of Meeting and Proxy Statement

EMPLOYMENT AGREEMENT – DR. MATTERA

Dr. Mattera’s employment agreement provides for an annual base salary to be determined in the discretion of the Company, with the potential to earn cash bonuses and other bonuses in the discretion of the Company. The agreement also provides Dr. Mattera with other benefits which are routinely provided to the employees of the Company, including participation in the 2012 Omnibus Incentive Plan.

If Dr. Mattera’s employment is terminated as a result of death or permanent disability, the Company will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs, and bonuses that would have been paid to him for the full year had he remained employed by the Company. Any such payments shall be made not later than the 15th day of the third month following the Company’s fiscal year in which Dr. Mattera dies or becomes totally disabled. In the event that Dr. Mattera terminates employment other than for Good Reason, he will receive his remaining fiscal year salary and bonuses earned during the fiscal year of termination.

If the Company terminates Dr. Mattera’s employment without Cause or if Dr. Mattera terminates employment for Good Reason, except when such termination is coincident with, or within an 18 month period following, the occurrence of a Change in Control, after Dr. Mattera’s execution of a release, the Company will pay him severance of two times his Average Annual Income. Average Annual Income for such payment is the sum of his annual base pay and annual cash bonuses for the preceding three fiscal years, divided by three. The severance will be paid no later than 60 days after the date of termination (following the expiration of any applicable revocation periods set forth in the release). The Company also will pay the premiums for Dr. Mattera’s health insurance coverage for a period of up to 18 months. If Dr. Mattera’s employment is terminated by the Company without Cause, or by him for Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after his execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five fiscal years, divided by five. The severance will be paid in a lump sum no later than 60 days after the date of termination. The Company will also pay the premiums for Dr. Mattera’s health insurance coverage for a period of up to 18 months, and, no later than 60 days after the date of termination, a lump sum cash payment of $40,000 in order to cover the cost of his post-termination benefit coverage, and expenses associated with his seeking another employment position.

Payments received in connection with a Change in Control can potentially trigger excise taxes for Dr. Mattera under Sections 280G and 4999 of the Code. Dr. Mattera’s employment agreement does not provide any gross-up payments for any such excise taxes. Instead, the agreement requires payments to be scaled back to an amount that would not trigger the excise taxes, if such reduction would result in Dr. Mattera retaining a larger amount on an after-tax basis.

Dr. Mattera is subject to restrictions regarding assignment of inventions, confidentiality, and one-year non-solicitation and non-competition covenants that survive the termination of his employment. If he engages in activities that violate any of these covenants, he will have no right to any unpaid severance benefits.

2017 Notice of Meeting and Proxy Statement	55

The following table summarizes the estimated severance payments that Dr. Mattera would have been entitled to receive assuming that a termination of his employment had occurred as of June 30, 2017, under any of the circumstances described below.

Payments	Termination For Death or Disability or for Good Reason (No Change in Control)	Termination With Cause	Termination Without Cause or for Good Reason (No Change in Control)	Termination Without Cause or for Good Reason (After Change in Control)
Cash Severance	$—	$—	$2,899,545	$3,337,130
Health Benefits	—	—	29,101	29,101
Post-termination Benefits	—	—	—	40,000

	$—	$—	$2,928,646	$3,406,231

EMPLOYMENT AGREEMENTS – MS. RAYMOND, MR. KAPUSTA, DR. BARBAROSSA and MR. WAGNER

As of June 30, 2017, the Company has entered into employment agreements with Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Mr. Wagner which provide for an annual base salary and the potential to earn cash bonuses and other bonuses in the discretion of the Company. The agreements also provide each of these NEOs with other benefits that are routinely provided to the employees of the Company, including participation in the 2012 Omnibus Incentive Plan and bonus plans.

If the employment of any of these NEOs is terminated by the Company without Cause, except when such termination is coincident with or within an 18 month period following the occurrence of a Change in Control, after such NEO’s execution of a release, the Company will pay to the NEO severance of up to nine times the monthly salary which the NEO is receiving at the time of separation. For Ms. Raymond, Mr. Kapusta, Dr. Barbarossa, and Mr. Wagner, the actual amount of severance payable in this instance depends on his or her term of service with the Company at the time of termination. The severance will be paid no later than 60 days after the date of termination. The Company also will pay the premiums for such NEO’s health insurance coverage for a period of up to nine months.

The Company will pay the premiums for such NEO’s health insurance coverage for a period of up to 18 months.

If the employment of Ms. Raymond, Mr. Kapusta, Dr. Barbarossa or Mr. Wagner is terminated by the Company without Cause, or by him or her with Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to him or her severance in an amount equal to one-half of his or her Average Annual Base Salary for each year of service he or she has with the Company as of the date of termination. Average Annual Cash Compensation for this calculation is his or her annual base pay for the preceding five fiscal years (or fiscal years employed if less than five years), divided by the lesser of years of service or five years. The severance will be paid in a lump sum, no later than 60 days after the date of termination. The Company will pay the premiums for such NEO’s health insurance coverage for a period of up to 18 months and shall also pay, no later than 60 days after the date of termination, a lump sum cash payment of $1,000 in order to cover expenses associated with seeking another employment position.

If the Company determines that any of the compensation to be paid to any of these NEOs would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times their base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his or her base amount. None of these NEOs would receive a tax gross-up to the extent

56	2017 Notice of Meeting and Proxy Statement

that severance compensation paid in connection with a change in control transaction would be considered a “parachute payment” under Section 280G of the Code.

Each of these NEOs is subject to restrictions regarding assignment of inventions, confidentiality,

and one-year non-solicitation and non-competition covenants that survive the termination of employment. If he or she engages in activities that violate any of these covenants, he or she will have no right to any unpaid severance benefits.

The following tables summarize the estimated severance payments that Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Mr. Wagner would have been entitled to receive assuming that a termination of their employment occurred as of June 30, 2017 under any of the circumstances described below.

MARY JANE RAYMOND

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$90,750	$496,500
Health Benefits	—	—	2,253	13,516
Post-termination benefits	—	—	—	1,000

	$—	$—	$93,003	$511,016

GARY A. KAPUSTA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$63,958	$191,875
Health Benefits	—	—	3,374	30,362
Post-termination benefits	—	—	—	1,000

	$—	$—	$67,332	$223,237

GIOVANNI BARBAROSSA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$127,500	$681,500
Health Benefits(1)	—	—	—	—
Post-termination benefits	—	—	—	1,000

	$—	$—	$127,500	$682,500
(1)	Dr. Barbarossa did not participate in the Company’s health benefits programs as of June 30, 2017.

2017 Notice of Meeting and Proxy Statement	57

DAVID G. WAGNER

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$179,733	$485,840
Health Benefits	—	—	4,069	9,155
Post-termination benefits	—	—	—	1,000

	$—	$—	$183,802	$495,995

58	2017 Notice of Meeting and Proxy Statement

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY’S 2017 NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT (PROPOSAL 2)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our NEOs for fiscal year 2017, as disclosed in this Proxy Statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs in fiscal year 2017, as disclosed in this Proxy Statement. At the Company’s 2011 Annual Meeting of Shareholders, shareholders voted to hold an annual advisory vote to approve executive compensation.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

•	Tying executive pay to Company and individual performance

•	Supporting our annual and long-term business strategies

•	Attracting and retaining talented senior executives

•	Mitigating risk

•	Aligning executives’ interests with those of our shareholders

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table, and the related compensation tables and narratives of this Proxy Statement. This information provides detailed information regarding our executive compensation program, policies and processes, as well as the compensation paid to our NEOs. As has been our practice, the Company will continue responding to investor questions during various meetings occurring throughout the year.

The Board requests that shareholders vote to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of II-VI Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board unanimously recommends a vote FOR the resolution approving, on a non-binding advisory basis, the Company’s 2017 named executive officer compensation as disclosed in this Proxy Statement.

2017 Notice of Meeting and Proxy Statement	59

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY SHAREHOLDER VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the Dodd-Frank Act, we are asking shareholders to vote on whether future advisory votes on our Named Executive Officers’ compensation should occur every year, every two years, or every three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal. The choice that receives the highest number of affirmative votes will be deemed the recommendation of the shareholders if no frequency receives the affirmative vote of a majority of the shares entitled to vote that are cast in person or represented by proxy at the Annual Meeting. We are required to hold a non-binding advisory vote such as is presented in this proposal at least once every six years. We most recently held such a vote at the Annual Meeting of Shareholders in 2011.

After careful consideration, the Board of Directors believes that submitting the non-binding advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. We view the non-binding advisory vote on the compensation of our Named Executive Officers as an additional, but not the only, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

This advisory vote on the frequency of future advisory votes on the Company’s executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors of the Company unanimously recommends a vote to conduct future advisory votes on the Company’s executive compensation every ONE YEAR.

60	2017 Notice of Meeting and Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2017, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each member of the Audit Committee is an “Independent Director” as defined under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles, and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies, and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley

Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2017, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered, and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB), relating to communication with audit committees.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Audit Committee

Joseph J. Corasanti, Chair

Shaker Sadasivam

William A. Schromm

Howard H. Xia

2017 Notice of Meeting and Proxy Statement	61

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM (PROPOSAL 4)

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accountants since fiscal year 2008. For fiscal year 2017, EY rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC. EY is knowledgeable about our operations and accounting practices, and well qualified to act as our independent registered public accounting firm for fiscal year 2017, and the Audit Committee has selected it as such.

The Company incurred the following fees and expenses for services performed by its Independent Registered Public Accounting Firm during fiscal years 2017 and 2016:

	2017	2016
Audit Fees(1)	$2,025,000	$1,794,000
Audit-Related Fees	—	—

Tax Fees(2)	—	48,000

All Other Fees	—	—

Total Fees	$2,025,000	$1,842,000

(1)	Includes fees and expenses associated with the annual audit, including the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and audit fees for the Company’s statutory audit requirements.
(2)	Includes fees and expenses associated with income tax compliance of ANADIGIC’s short-period income tax return.

The Audit Committee pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm fees for all audit and non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

A representative of EY is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

The Board unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

62	2017 Notice of Meeting and Proxy Statement

OTHER INFORMATION

The Company will pay the expense of the printing, assembling and mailing to the holders of the Company’s Common Stock the notice of meeting, this Proxy Statement and the accompanying form of proxy. In addition to proxy solicitation by mail, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of the Company expected to be held in November 2018 must be delivered to the Secretary of II-VI Incorporated at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May 19, 2018. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2018 Annual Meeting, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by the Secretary at the above address no later than the close of business on May 19, 2018, and no earlier than the close of business on April 19, 2018 (with respect to Board nominees), and no later than the close of business on July 7, 2018, and no earlier than the close of business on June 7, 2018 (with respect to proposals for other business). Otherwise, such proposals will be considered untimely. Any such notice of intent by a shareholder must also comply with the requirements contained in the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

The term “householding,” means that we will deliver only one copy of our annual report and proxy statement to shareholders of record who share the same address and last name unless we have received contrary instructions from you. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate annual report and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered.

If you would like to receive a separate copy of the annual report for proxy statement for this meeting or opt out of householding, or if you are a shareholder eligible for householding and would like to participate in householding, please send a request addressed to Jo Anne Schwendinger, General Counsel and Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling +1 (724) 352-4455. Many brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

RELATED PARTY TRANSACTION

Walter R. Bashaw II, previously our Interim General Counsel, is also a Managing Shareholder and Director of the law firm of Sherrard, German & Kelly, P.C. (“SGK”). [In addition, the husband of Jo Anne Schwendinger, our General Counsel and Secretary, is a Shareholder and Director of SGK.] In the fiscal year ended June 30, 2017, SGK performed legal services for the Company for which it was paid approximately $2,604,345 in the aggregate. We expect SGK to continue to perform such legal services as we request from time to time during the fiscal year ending June 30, 2018. Mr. Bashaw’s served as our Interim General Counsel until March 2017, pursuant to a secondment arrangement between the Company and SGK. In exchange for Mr. Bashaw’s services under that arrangement, the Company paid SGK (a) $33,333.33 per month in cash and (b) $10,000.00 per month in cash subject to the achievement of mutually agreed performance objectives. The Company paid $310,000 in the aggregate to SGK pursuant to the secondment arrangement during the fiscal year ended June 30, 2017.

The Company is also party to a Consulting Agreement with Carl J. Johnson (the “Consulting

2017 Notice of Meeting and Proxy Statement	63

Agreement”). Mr. Johnson, the founder and former Chief Executive Officer and Chairman of the Board of the Company, currently beneficially owns approximately 6.41% of the issued and outstanding shares of our Common Stock. Pursuant to the terms of the Consulting Agreement, Mr. Johnson provides consulting services to the Company with respect to our II-VI Photonics Segment and technology strategy in exchange for a retainer fee of $12,500 per quarter and a consulting fee of $2,500 per day, or $1,250 per half day. The Company paid $128,005 in the aggregate to Mr. Johnson pursuant to this Consulting Agreement during the fiscal year ended June 30, 2017.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2017, as filed with the SEC, is being furnished with this Proxy Statement. A shareholder may obtain additional copies of the Annual Report on Form 10-K without charge, and a copy of any exhibits thereto, upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits, by writing to Jo Anne Schwendinger, General Counsel and Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling +1 (724) 352-4455. As noted previously, this Proxy Statement and the Annual Report to Shareholders have been posted on the Internet at www.proxyvote.com.

64	2017 Notice of Meeting and Proxy Statement

II-VI INCORPORATED 375 SAXONBURG BOULEVARD SAXONBURG, PA 16056-9499

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IIVI2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32446-P96969	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

II-VI INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1, 2 AND 4 AND “1 YEAR” ON PROPOSAL NUMBER 3.
Vote on Directors
1.	Election of two Class Three Directors nominated by the Board of Directors for a three-year term to expire at the annual meeting of shareholders in 2020.
	Nominees:	For	Against	Abstain
	1a. Joseph J. Corasanti	☐	☐	☐
	1b. William A. Schromm	☐	☐	☐
Vote on Other Proposals							For	Against	Abstain
2.	Non-binding advisory vote to approve the compensation of the Company’s named executive officers for fiscal year 2017;						☐	☐	☐
						1 Year	2 Years	3 Years	Abstain
3.	Non-binding advisory vote on the frequency of future shareholder non-binding advisory votes on the Company’s executive compensation; and					☐	☐	☐	☐
							For	Aganist	Abstain
4.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.					Mark the box to the right if you plan to attend the Annual Meeting.		☐	☐
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.							Yes	No
Important: Shareholders sign here exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on November 3, 2017: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your Proxy card back as soon as possible!

E32447-P96969

P
R
O
X
Y
II-VI INCORPORATED Annual Meeting of Shareholders
November 3, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Vincent D. Mattera, Jr. and Marc Y. E. Pelaez or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 1, 2017 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held online at www.virtualshareholdermeeting.com/IIVI2017, and at Marriott Pittsburgh North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066, on November 3, 2017 at 3:00 p.m. local time, and at any adjournment thereof.

This proxy will be voted by the proxies as directed, or if no direction is indicated herein, the proxies shall vote in the election of the two Class Three Directors (Proposal Number 1) FOR ALL the nominees listed, FOR Proposal Number 2, 1 YEAR on Proposal Number 3 and FOR Proposal Number 4.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)